EXHIBIT 10.2

CONFIDENTIAL

August 3, 2009

Trump Entertainment Resorts Holdings, L.P.

725 Fifth Avenue

New York, New York 10022

Attention: Mr. John Burke, Executive Vice President and Corporate Treasurer

Re: Commitment Letter for amendment and restatement of Senior Secured Term Loans

Dear Mr. Burke:

Trump Entertainment Resorts Holdings, L.P. (“you” or the “Company”) has advised Beal Bank and Beal Bank Nevada (collectively, the “Lenders”, “we” or “us”) that the Company desires to obtain an amendment and restatement of its existing senior secured credit facility with the Lenders, which amendment and restatement would become effective substantially concurrently with the consummation of the Lender Approved Plan of Reorganization (as such term is hereinafter defined) to be proposed by the Company and its affiliated debtors in their pending Chapter 11 bankruptcy case.

1.	Commitments.

In connection therewith, each of the Lenders is pleased to advise the Company of its commitment to amend and restate the terms applicable to the Lenders' existing senior secured term loans credit facility to the Company and certain of its affiliates (the “Credit Facility”) (the entry into of such amendment and restatement of the Credit Facility being referred to as the “Transaction”), all on the terms and subject to satisfaction of the conditions set forth in this letter agreement (together with the Exhibits attached hereto, this “Commitment Letter”). The commitments of the Lenders hereunder are several and not joint. Capitalized words and terms used but not defined herein have the meanings assigned thereto in the Amended and Restated Credit Agreement in the form attached hereto as Exhibit  “A” (the “Amended Credit Agreement”), which we have negotiated with the Company and its counsel and other advisors.

2.	Terms of the Credit Facility.

The Credit Facility will be amended and restated in accordance with the terms set forth in the Amended Credit Agreement, and provided (and subject to the requirement) that all conditions to the obligations of the Lenders to amend and restate the terms applicable to the Credit Facility set forth in the Amended Credit Agreement and this Commitment Letter are satisfied or waived by the Lenders, acting in their sole discretion. No changes to the form of the Amended Credit Agreement attached hereto as Exhibit ”A” may be made without the prior written consent of the Company and the Lenders, which consent may be granted or withheld in the sole discretion of the Lenders and the Company, respectively. The foregoing does not limit or otherwise affect the rights of the Lenders or the representations or covenants of the Company under Sections 3 and 4 below.

3.	Conditions Precedent.

The commitments of the Lenders hereunder to enter into the Amended Credit Agreement (and thereby to amend and restate the Credit Facility) are subject to the satisfaction of each of the following conditions precedent on or before 2:00 pm (Dallas, Texas time) on the earlier to occur of (i) the “Outside

Commitment Letter, dated August 3, 2009, by and among Trump Entertainment Resorts Holdings, L.P., Beal Bank and Beal Bank Nevada	Page 1 of 9

Date” as such term is defined in the Purchase Agreement or (ii) the date upon which the Purchase Agreement is terminated (the "Expiration Date"):

(a)        all blanks contained in the Amended Credit Agreement, and all Exhibits and Schedules thereto, shall have been fully completed in form and substance satisfactory to, and shall have been approved by, the Lenders in their sole discretion;

(b)       the completion and consummation of the Plan of Reorganization, which Plan of Reorganization shall be in form and substance satisfactory to, and shall have been approved by, the Lenders in their sole discretion (the “Lender Approved Plan of Reorganization”), it being understood that the Plan of Reorganization attached as Exhibit “B” hereto is satisfactory to, and approved by, the Lenders;

(c)        the approval of the Lender Approved Plan of Reorganization by the Bankruptcy Court pursuant to the Final Order, which Final Order shall be in form and substance satisfactory to, and shall have been approved by, the Lenders in their sole discretion;

(d)       the satisfaction of each of the conditions precedent set forth in Section 3.01 of the Amended Credit Agreement;

(e)        no material adverse change shall have occurred with respect to the Collateral, taken as a whole;

(f)        there shall not have occurred or exist any Material Adverse Effect (as defined in the Purchase Agreement) (a “Material Adverse Change”);

(g)       no Gaming Facility shall have been damaged or destroyed on or after the date hereof and not repaired on or before the Effective Date in accordance with the requirements of the Existing Credit Agreement, if the estimated cost to repair and restore such damaged Gaming Facility, as reasonably determined by the Administrative Agent, exceeds the amount of Extraordinary Receipts available or reasonably expected to be available (based on the applicable insurance policies in effect at the time of the damage or destruction) to repair such damaged Gaming Facility (which Extraordinary Receipts will be paid and handled as provided in the Amended Credit Agreement) by $25,000,000.00 in regard to any one Gaming Facility or $50,000,000.00 for all such Gaming Facilities, unless the Company provides evidence and documentation (including, without limitation, a final order of the Bankruptcy Court authorizing the repair of the Gaming Facility or Facilities in question and the use of the additional funds needed to so repair such Gaming Facility or Facilities) reasonably satisfactory to the Administrative Agent of the availability of the additional funds needed to pay for the repair in question;

(h)       the Lenders not becoming aware of any breach of any of the representations or covenants of the Company contained in this Commitment Letter or the Amended Credit Agreement (assuming it were then in effect);

(i)        the Lenders not becoming aware of any new or inconsistent information or other matter not previously disclosed to the Lenders relating to the Company or any of the other Loan Parties or any of their Properties that could reasonably be considered a Material Adverse Change;

Commitment Letter, dated August 3, 2009, by and among Trump Entertainment Resorts Holdings, L.P., Beal Bank and Beal Bank Nevada	Page 2 of 9

(j)        no change shall have occurred under or with respect to the Gaming Laws which, in the Lenders’ reasonable business judgment, could have a material adverse effect on any Lender, the Borrower or any other Loan Party, the Collateral, the enforceability of the Amended Credit Agreement or any other Loan Document or any rights or remedies of any Agent or any Lender under the Amended Credit Agreement or any other Loan Document; and

(k)       no material “Default” or “Event of Default”, as such terms are defined in the Existing Credit Agreement, other than as has resulted from the filing of the Bankruptcy Cases, shall have occurred and be continuing.

4.	Information.

You represent and covenant that (a) all written or formally presented information, documentation and other materials delivered to the Lenders in connection with the Credit Facility and the Amended Credit Agreement (collectively, the "Information") (other than financial projections and information of a general economic or industry specific nature), provided by you or your representatives to either of the Lenders in connection with the Transaction is and will be, when taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (b) the financial projections that have been made available by you or your representatives to either of the Lenders have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time made, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material. You agree that if at any time prior to the Effective Date any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances; however, if any representation in any of the Loan Documents would be changed as a result of the supplementation of the Information either to any material adverse extent, as reasonably determined by the Lenders, or as a result of a willful failure on your part to have provided the correct Information as soon as reasonably possible, the Lenders will have no obligation to enter into the Amended Credit Agreement or to otherwise amend or restate the Credit Facility.

5.	Expenses and Related Matters.

Whether or not the transactions contemplated by this Commitment Letter are consummated, you agree to reimburse us for our reasonable out-of-pocket expenses, including, without limitation, due diligence expenses and the fees, disbursements and other charges of Hunton & Williams LLP and Akin Gump Strauss Hauer & Feld LLP, together with any sales, use or similar taxes (including additions to such taxes, if any), arising in connection with any matter referred to in this Commitment Letter, including the Transaction, due diligence, and the negotiation and preparation of the Amended Credit Agreement and other Loan Documents.

6.	Assignments.

This Commitment Letter may not be assigned by any party hereto without the prior written consent of the other parties, which may be granted or withheld in the sole discretion of such parties (and any purported assignment by the Company without such consent will automatically terminate all

Commitment Letter, dated August 3, 2009, by and among Trump Entertainment Resorts Holdings, L.P., Beal Bank and Beal Bank Nevada	Page 3 of 9

obligations and commitments of the Lenders under this Commitment Letter), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto. Notwithstanding the foregoing, each Lender may assign its commitment hereunder, in whole or in part, to any of its Affiliates. This Commitment Letter may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto and delivered by all parties hereto.

7.	Confidentiality.

Please note that this Commitment Letter and any written communications provided by, or oral discussions with, any of us in connection with this arrangement are exclusively for your information and may not be disclosed to any third party or circulated or referred to publicly by you without our prior written consent, except, after providing written notice to us (except to the extent you are prohibited by law from doing so), pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee or as required by applicable law or compulsory legal process; provided that we hereby consent to your disclosure of (a) this Commitment Letter and such communications and discussions (i) to your officers, directors, employees, agents and advisors who are directly involved in the consideration of the Transaction and who have been informed by you of the confidential nature thereof and agreed to treat the same confidentially and (ii) as required by applicable law or legal process (in which case you agree to inform us promptly thereof), and (b) after your acceptance of this Commitment Letter, in filings with the Securities and Exchange Commission, other applicable regulatory authorities and stock exchanges and with the Bankruptcy Court.

8.	Absence of Fiduciary Relationship; Affiliates; Etc.

We and our Affiliates may have economic interests that conflict with those of the Company and its Affiliates. You agree that each of us and our Affiliates will act in our respective capacities under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any of us and our Affiliates, on the one hand, and the Company, its owners and its Affiliates, on the other hand. You acknowledge and agree that (a) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between us and our Affiliates, on the one hand, and the Company, on the other, (b) in connection with such transactions each of us and our Affiliates is acting solely as a principal and not the agent or fiduciary of the Company, its management, stockholders, creditors, affiliates or any other Person, (c) none of us or our Affiliates have assumed an advisory or a fiduciary responsibility in favor of the Company or any of the Affiliates of the Company with respect to the transactions contemplated hereby or any other obligation to the Company or any of the Affiliates of the Company, except the obligations expressly set forth in this Commitment Letter, and (d) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that any of us or our Affiliates has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty, to the Company or any of the Affiliates of the Company in connection with such transactions. In addition, each of us may employ the services of its Affiliates in providing certain services hereunder and, with the understanding that each such Affiliate will be directed to comply with Section 7 above (with both the Lenders and the Company obligated for a breach by their respective Affiliates of the provisions of Section 7 above), may exchange with such Affiliates information concerning the Company, the Affiliates of the Company and other persons that may be the subject of this arrangement, and such Affiliates shall be entitled to the benefits afforded to us hereunder.

Commitment Letter, dated August 3, 2009, by and among Trump Entertainment Resorts Holdings, L.P., Beal Bank and Beal Bank Nevada	Page 4 of 9

In addition, please note that none of us or our Affiliates provides accounting, tax or legal advice.
9.	Miscellaneous.

Our commitments hereunder will terminate at 2:00 pm (Dallas, Texas time) on the Expiration Date, if by such time the conditions precedent set forth in Section 3 above have not been satisfied or waived by the Lenders, acting in their sole discretion. If the conditions precedent set forth in Section 3 above have not all been either satisfied or waived by the Lenders, acting in their sole discretion, by the Expiration Date, the Lenders will have no obligation hereunder or otherwise to enter into the Amended Credit Agreement or to otherwise amend or restate the terms applicable to the Credit Facility as contemplated by this Commitment Letter.

The provisions set forth under Sections 5 and 7 and this Section 9 will remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered. The provisions set forth under Sections 5 and 7 and this Section 9 hereof will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or our commitments hereunder.

You and we agree that any suit or proceeding arising in respect to this Commitment Letter or our commitments hereunder will be tried exclusively in (i) if the Bankruptcy Court has jurisdiction with respect thereto, the Bankruptcy Court or (ii) if the Bankruptcy Court does not have jurisdiction with respect thereto, the U.S. District Court for the Northern District of Texas or, if that court does not have subject matter jurisdiction, in any state court located in the City of Dallas, Texas, and you and we agree to submit to the jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of this Commitment Letter, any of our commitments hereunder or any other matter referred to herein or therein is hereby waived by the parties hereto. This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws.

Each Lender hereby notifies Company that, pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), each Lender may be required to obtain, verify and record information that identifies the Company and the other Loan Parties, which information includes the name and address of the Company and the other Loan Parties and other information that will allow each Lender to identify the Company and the other Loan Parties in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Lenders.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter is the only agreement that has been entered into to date between the parties hereto with respect to the amendment and restatement of the Credit Facility and sets forth the entire understanding of the parties with respect thereto and supersedes any prior written or oral agreements between the parties hereto with respect to the amendment and restatement of the Credit Facility.

IN THE EVENT EACH OF THE CONDITIONS TO THE LENDERS’ OBLIGATION TO ENTER INTO THE AMENDED CREDIT AGREEMENT AND THEREBY AMEND AND RESTATE THE CREDIT FACILITY IS SATISFIED AND THE COMPANY PERFORMS EACH OF THE OBLIGATIONS OF THE COMPANY DESCRIBED IN THIS COMMITMENT LETTER AND THE

Commitment Letter, dated August 3, 2009, by and among Trump Entertainment Resorts Holdings, L.P., Beal Bank and Beal Bank Nevada	Page 5 of 9

AMENDED CREDIT AGREEMENT AND THE LENDERS THEREAFTER FAIL OR REFUSE TO ENTER INTO THE AMENDED CREDIT AGREEMENT, THE COMPANY AND THE LENDERS ACKNOWLEDGE AND AGREE THAT THE ACTUAL DAMAGES SUFFERED BY THE COMPANY WILL BE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT, IN LIEU OF SUCH ACTUAL DAMAGES, THE COMPANY WILL BE ENTITLED TO THE FOLLOWING PAYMENT FROM THE LENDERS, WHICH SHALL BE FULL AND COMPLETE LIQUIDATED DAMAGES AND SHALL CONSTITUTE THE SOLE REMEDY AGAINST THE LENDERS IN THE EVENT OF SUCH FAILURE OR REFUSAL OF THE LENDERS: (A) IN THE EVENT THAT SUCH FAILURE OR REFUSAL OCCURS ON OR PRIOR TO THE DATE THAT THE CONFIRMATION ORDER, IN FORM AND SUBSTANCE SATISFACTORY TO THE LENDERS, HAS BECOME A FINAL ORDER (THE “CONFIRMATION ORDER DATE”), $500,000 AND (B) IN THE EVENT THAT SUCH FAILURE OR REFUSAL OCCURS AFTER THE CONFIRMATION ORDER DATE, $5,000,000. THE PAYMENT OF SUCH LIQUIDATED DAMAGES BY THE LENDERS TO THE COMPANY IS THE COMPANY’S SOLE AND EXCLUSIVE REMEDY FOR SUCH A FAILURE OR REFUSAL BY THE LENDERS TO ENTER INTO THE AMENDED CREDIT AGREEMENT AND THEREBY AMEND AND RESTATE THE CREDIT FACILITY. THE COMPANY HEREBY WAIVES ALL OTHER REMEDIES AND RELIEF AGAINST EITHER LENDER AND ANY AFFILIATE OF EITHER LENDER. IN NO EVENT WILL EITHER LENDER BE (1) SUBJECT TO ANY EQUITABLE REMEDY OR RELIEF, INCLUDING, WITHOUT LIMITATION, SPECIFIC PERFORMANCE OR (2) LIABLE FOR ANY PUNITIVE, CONSEQUENTIAL, SPECIAL OR OTHER DAMAGES, OTHER THAN, AS PROVIDED ABOVE, THE PAYMENT OF LIQUIDATED DAMAGES ARISING FROM OR RELATING TO ANY DEFAULT BY THE LENDERS IN THE PERFORMANCE OF ANY OF THEIR OBLIGATIONS HEREUNDER OR PURSUANT TO THE AMENDED CREDIT AGREEMENT. FOR AVOIDANCE OF DOUBT, IN NO EVENT SHALL THE AGGREGATE AMOUNT OF LIQUIDATED DAMAGES PAYABLE BY THE LENDERS UNDER THIS COMMITMENT LETTER AND PAYABLE BY THE “NEW PARTNERS” UNDER THE PURCHASE AGREEMENT EXCEED (X) IN THE EVENT THAT THE FAILURE OR REFUSAL OF THE LENDERS HEREUNDER AND THE DEFAULT OF THE “NEW PARTNERS” UNDER THE PURCHASE AGREEMENT OCCURS ON OR PRIOR TO THE CONFIRMATION ORDER DATE, $1,000,000 AND (Y) IN THE EVENT THAT THE FAILURE OR REFUSAL OF THE LENDERS HEREUNDER AND THE DEFAULT OF THE “NEW PARTNERS” UNDER THE PURCHASE AGREEMENT OCCURS AFTER THE CONFIRMATION ORDER DATE, $10,000,000.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this Commitment Letter on or before 11:00 pm (Dallas, Texas Time) on August 3, 2009, whereupon this Commitment Letter will become a binding agreement between us. If this Commitment Letter is not signed and returned to us as described in the preceding sentence by such time on such date, this offer will terminate and this Commitment Letter will be of no force or effect at such time on such date.

Very truly yours,

BEAL BANK

By:	/s/ D. Andrew Beal
Name:	D. Andrew Beal
Title:	President

Commitment Letter, dated August 3, 2009, by and among Trump Entertainment Resorts Holdings, L.P., Beal Bank and Beal Bank Nevada	Page 6 of 9

BEAL BANK NEVADA

By:	/s/ D. Andrew Beal
Name:	D. Andrew Beal
Title:	President

AGREED TO AND ACCEPTED

as of August 3, 2009:

TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P.

By:	/s/ Mark Juliano
Name:	Mark Juliano
Title:	CEO

Commitment Letter, dated August 3, 2009, by and among Trump Entertainment Resorts Holdings, L.P., Beal Bank and Beal Bank Nevada	Page 7 of 9

EXHIBIT A

AMENDED CREDIT AGREEMENT

Exhibit A to Commitment Letter, dated August 3, 2009, by and among Trump Entertainment Resorts Holdings, L.P., Beal Bank and Beal Bank Nevada - Cover Page

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of ___________, 2009

among

TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P.,

as Borrower

and

TRUMP MARINA ASSOCIATES, LLC,

TRUMP PLAZA ASSOCIATES, LLC,

TRUMP TAJ MAHAL ASSOCIATES, LLC,

TRUMP ENTERTAINMENT RESORTS DEVELOPMENT COMPANY, LLC,

TRUMP ENTERTAINMENT RESORTS FUNDING, INC.,

KEYSTONE REDEVELOPMENT PARTNERS, LLC,

TER KEYSTONE DEVELOPMENT, LLC,

TER DEVELOPMENT CO., LLC

and

TER MANAGEMENT CO., LLC,

as Guarantors

and

BEAL BANK NEVADA

and

BEAL BANK,

as Initial Lenders

and

BEAL BANK,

as Collateral Agent and Administrative Agent

$[486,293,181.44] Senior Secured Term Loans

T A B L E   O F   C O N T E N T S

(i)

(ii)

SCHEDULES

Schedule I	-	Applicable Lending Offices
Schedule II	-	Guarantors
Schedule III	-	Pro Forma EBITDA
Schedule IV	-	Construction Contracts
Schedule V	-	Plans and Specifications
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(d)	-	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(f)	-	Disclosed Litigation
Schedule 4.01(o)	-	Plans, Multiemployer Plans and Welfare Plans
Schedule 4.01(q)	-	Tax Disclosure
Schedule 4.01(t)	-	Surviving Debt
Schedule 4.01(u)	-	Liens
Schedule 4.01(v)	-	Owned Real Property; Leased Real Property (Lessee); Leased Real Property (Lessor)
Schedule 4.01(w)	-	Investments
Schedule 4.01 (y)	-	Existing Credit Agreement Defaults
Schedule 4.01(x)	-	Intellectual Property
Schedule 4.01(ff)	-	Management Agreements and Subordination Agreements relating thereto
Schedule 5.01(d)	-	Insurance
Schedule 5.01(k)	-	Post-Closing Matters

EXHIBITS

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Note
Exhibit C-1	-	Form of Security Agreement
Exhibit C-2	-	Form of Equity Pledge Agreement
Exhibit D	-	Forms of Amendments to Mortgages and Amendments to Assignments of Leases and Rents
Exhibit E	-	Form of Solvency Certificate
Exhibit F-1	-	Form of Opinion of Graham Curtin, A Professional Association, counsel to the Loan Parties
Exhibit F-2	-	Form of Opinion of Weil, Gotshal & Manges LLP, counsel to the Loan Parties
Exhibit F-3	-	Form of Opinion of Sterns & Weinroth, P.C., New Jersey gaming counsel to the Loan Parties
Exhibit G	-	Form of Guaranty Supplement

(iii)

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of __________, 2009, among TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P., a Delaware limited partnership (the “Borrower”), TRUMP MARINA ASSOCIATES, LLC, a New Jersey limited liability company (“Trump Marina Associates”), TRUMP PLAZA ASSOCIATES, LLC, a New Jersey limited liability company (“Trump Plaza Associates”), TRUMP TAJ MAHAL ASSOCIATES, LLC, a New Jersey limited liability company (“Trump Taj Mahal Associates”), TRUMP ENTERTAINMENT RESORTS DEVELOPMENT COMPANY, LLC, a Delaware limited liability company (“TER Development”), TRUMP ENTERTAINMENT RESORTS FUNDING, INC., a Delaware corporation (“TER Funding”), KEYSTONE REDEVELOPMENT PARTNERS, LLC, a Delaware limited liability company (“Keystone Redevelopment”), TER KEYSTONE DEVELOPMENT, LLC, a Delaware limited liability company (“TER Keystone”), TER DEVELOPMENT CO., LLC, a Delaware limited liability company (“TER DC”) and TER MANAGEMENT CO., LLC, a Delaware limited liability company (“TER Management”) (each of Trump Marina Associates, Trump Plaza Associates, Trump Taj Mahal Associates, TER Development, TER Funding, Keystone Redevelopment, TER Keystone, TER DC and TER Management being a Guarantor (as hereinafter defined) hereunder), the Initial Lenders (as hereinafter defined), BEAL BANK, as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, the “Collateral Agent”) for the Secured Parties (as hereinafter defined), and BEAL BANK, as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent”) for the Secured Parties (as hereinafter defined).

PRELIMINARY STATEMENTS:

(1)       The Borrower and the other Loan Parties are parties to that certain Credit Agreement dated as of December 21, 2007, among the Borrower, TER, TCI 2, the Guarantors, Beal Bank (formerly known as Beal Bank, S.S.B.) and Beal Bank Nevada, as lenders, and Beal Bank as collateral agent and administrative agent for such lenders, as amended by that certain (a) First Amendment to Credit Agreement dated as of December 21, 2007, (b) Second Amendment to Credit Agreement dated as of May 29, 2008, and (c) Third Amendment to Credit Agreement dated as of October 28, 2008 (as amended, the “Existing Credit Agreement”).

(2)       The Borrower, TER, TCI 2, the Guarantors and the other Debtors are debtors and debtors-in-possession in the Bankruptcy Cases.

(3)       The Debtors have filed, and the Bankruptcy Court has approved, the Plan of Reorganization pursuant to which, among other things, (a) certain pre-petition debt of the Debtors is to be eliminated (including certain bondholder claims and trade claims, but excluding debt outstanding under the Existing Credit Agreement (the “Existing Credit Agreement Debt”)), (b) the Existing Credit Agreement Debt is to be restructured as provided in this Agreement, (c) $100,000,000 of new capital is to be contributed to the Borrower by the Limited Partners and the New General Partner, a portion of which is to be contributed on the date hereof and a portion of which is to be contributed on the Second Closing Date, (d) the ownership of the Borrower is to be restructured on the Second Closing Date, and (e) the partnership agreement of the Borrower in existence immediately prior to the Plan Effective Date is to be amended and restated on the Second Closing Date.

(4)       Subject to Section 3.01, the Borrower and the other Loan Parties desire that this Agreement shall become effective on the Plan Effective Date.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009, AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 1

(5)       The parties hereto now desire to restructure the Existing Credit Agreement Debt and amend and restate the Existing Credit Agreement as contemplated by the Plan of Reorganization and as provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administration Fee” has the meaning set forth in Section 2.08(c).

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lender Parties from time to time.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agent” means the Collateral Agent or the Administrative Agent, and “Agents” means the Collateral Agent and the Administrative Agent.

“Agreement” has the meaning specified in the introductory paragraph of this Agreement.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (a) such Hedge Agreement were being terminated early on such date of determination, (b) such Loan Party or Subsidiary were the sole affected party, and (c) the Administrative Agent were the sole party determining such payment amount (with the Administrative Agent or, if consented to by the Administrative Agent, the Borrower making such determination pursuant to the provisions of the applicable agreement).

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Loan and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 2

“Applicable Margin” means (a) with respect to the interest to accrue on the outstanding principal amount of the Term Loans (other than the Deferred Principal Balance), (i) 4.75% per annum for Base Rate Loans and (ii) 5.75% per annum for Eurodollar Rate Loans and (b) with respect to interest to accrue on the outstanding Deferred Total Balance, 7.50% per annum (or 6.50% per annum at all times (if any) during which the Deferred Total Balance Rate is based upon the Base Rate as set forth in the proviso to the definition of “Deferred Total Balance Rate”); provided, however, that, at all times on or after the Effective Date during which insurance coverage for terrorism as set forth in Section 5.01(d) (assuming that such insurance coverage for terrorism were available) is not in full force and effect, the Applicable Margin for Base Rate Loans and Eurodollar Rate Loans shall be 0.25% per annum in excess of the Applicable Margin which would otherwise apply as provided in clause (a) or clause (b), as applicable, above.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender Party, (b) an Affiliate of a Lender Party or (c) an entity or an Affiliate of an entity that administers or manages a Lender Party.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07 or the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit A hereto or any other form approved by the Administrative Agent.

“Assignments of Leases and Rents” means those certain assignments of leases and rents executed in connection with the Existing Credit Agreement and/or this Agreement and corresponding to the real property to which each of the Mortgages relate.

“Available Cash Flow” means, with respect to the Borrower and its Subsidiaries and for any period, the remainder of the following determined on a Consolidated basis in accordance with GAAP to the extent applicable: (a) EBITDA minus (b) without duplication and to the extent not deducted in determining EBITDA for such period, the sum of the following expenses to the extent (but only to the extent) they were actually paid in cash during such period (or, in the case of clause (vii) succeeding, anticipated to be spent in cash during the immediately succeeding period): (i) payments made to the New Jersey State Treasurer by the Borrower and its Subsidiaries (A) in satisfaction of the investment alternative tax imposed under N.J.S.A. 5:12-144.1 or (B) for direction to the New Jersey Casino Reinvestment Development Authority for the purpose of making direct investments (including donations) or purchasing bonds entitling the Borrower and its Subsidiaries to an investment tax credit against the investment alternative tax imposed under N.J.S.A. 5:12-144.1, (ii) state and federal income taxes and state and local property taxes, (iii) Capital Expenditures permitted in accordance with Section 5.02(o) (other than such Capital Expenditures which were made with cash proceeds of casualty insurance in an amount that was previously deducted pursuant to clause (viii) succeeding for the prior period), (iv) professional fees, (v) Tax Distributions, (vi) reasonable cash reserves for environmental liabilities, (vii) the aggregate amount of principal of, and accrued interest on, all Debt for Borrowed Money, other than the Term Loans, paid by the Borrower, and permitted to be paid by the Borrower in accordance with this Agreement, during such period, and (viii) subject to the proviso below, cash proceeds of casualty insurance received and included in Net Income during such period that are anticipated to be spent (and permitted to be spent in accordance with Section 5.02(o)) in cash as Capital Expenditures during the immediately succeeding period, provided, however, that, if and to the extent that such cash proceeds are not in fact so used to make Capital Expenditures during such immediately succeeding period, the amount of such cash

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 3

proceeds not so used shall be added for purposes of determining Available Cash Flow for such immediately succeeding period.

“Bankruptcy Cases” means Chapter 11 Case No. 09-13654 (JHW) of the Debtors filed with the Bankruptcy Court on or about February 17, 2009.

“Bankruptcy Code” means Title 11, U.S. Code.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of New Jersey.

“Bankruptcy Law” means the Bankruptcy Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a)            the rate of interest published by The Wall Street Journal, from time to time, as the “U.S. prime rate”;

(b)            one-half of one percent (½ of 1%) per annum above the Federal Funds Rate;

(c)            four percent (4%) per annum; and

(d)            the sum of (i) the Eurodollar Rate for a three-month Interest Period commencing as of such date of determination of the Base Rate plus (ii) one percent (1%) per annum (which Eurodollar Rate as referred to in clause (i) preceding shall be, for avoidance of doubt, redetermined on each Business Day for which the Base Rate is to be determined).

“Base Rate Loan” means any portion of the Term Loans that bears interest as provided in Section 2.07(a)(i).

“Beal Bank” means Beal Bank (formerly known as Beal Bank, S.S.B.), a federal savings bank.

“Borrower” has the meaning specified in the recital of parties to this Agreement; provided, however, that, in the event that the Partnership Purchaser acquires the assets of the Borrower in a transaction referred to in Section 9.23 and, in connection therewith, the Partnership assumes the Term Loans and all other indebtedness, liabilities and obligations of the Borrower under this Agreement and the other Loan Documents in accordance with Section 9.23, then the term “Borrower” shall (immediately thereupon and at all times thereafter) mean the Partnership Purchaser.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Loan, on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, (a) all cash expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 4

replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person plus (b) the aggregate principal amount of all Debt (including Obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens, other than Liens created under the Collateral Documents, and having a maturity of not greater than 180 days from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion, (c) commercial paper in an aggregate amount of no more than $5,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P or (d) Investments, classified in accordance with generally accepted accounting principles as Current Assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the amount, character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Casino Property” means (a) the hotel and complex currently known as the “Trump Plaza Hotel and Casino” in Atlantic City, New Jersey, (b) the hotel and complex currently known as the “Trump Marina Hotel Casino” in Atlantic City, New Jersey, (c) the hotel and complex currently known as the “Trump Taj Mahal Casino Resort” in Atlantic City, New Jersey and (d) each future hotel and complex owned by the Borrower or any of its Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means an entity that is a controlled foreign corporation under Section 957 of the Internal Revenue Code.

“Change of Control” means the occurrence of any of the following at any time after the initial date upon which Beal Bank, Beal Bank Nevada or any entity wholly owned, directly or

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 5

indirectly, by D. Andrew Beal shall cease to own (in the aggregate for all such Persons) a majority of the Equity Interests of the New General Partner: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the New General Partner (or other securities convertible into such Voting Interests) representing 51% or more of the combined voting power of all Voting Interests of the New General Partner; (b) [reserved]; (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise the power to exercise, directly or indirectly, a controlling influence over the management or policies of the New General Partner (or other securities convertible into such Voting Interests) representing 51% or more of the combined voting power of all Voting Interests of the New General Partner; or (d) on or after the Ownership Restructure Date, the New General Partner shall cease to be the sole general partner of the Borrower; provided, however, that (i) the consummation of the Transactions contemplated by the Related Documents shall not result in a Change of Control, (ii) the acquisition of Voting Interests of the New General Partner by any Permitted Holder shall not constitute a Change of Control, and (iii) neither (A) the occurrence of an ICA Trust Sale Date nor (B) a “Deadlock Sale” (as such term is defined in the Partnership Agreement) which results in an assumption of the Term Loans in accordance with the requirements of Section 9.23, shall constitute a Change of Control.

“Collateral” means all “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Account” has the meaning specified in the Security Agreement.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Documents” means the Security Agreement, the Mortgages, the Assignments of Leases and Rents, the Intellectual Property Security Agreement, the Equity Pledge Agreement, the Consents and Agreements, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(j), and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Confidential Information” means information that any Loan Party furnishes to any Agent or any Lender Party in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to such Agent or such Lender Party from a source other than the Loan Parties that is not, to the best of such Agent’s or such Lender Party’s knowledge, acting in violation of a confidentiality agreement with a Loan Party.

“Confirmation Order” means an order issued by the Bankruptcy Court with respect to the Bankruptcy Cases confirming the Plan of Reorganization pursuant to Section 1129 of the Bankruptcy Code.

“Consents and Agreements” means (a) the Amended and Restated Consent and Agreement, dated as of __________, 2009, executed by Donald J. Trump, the Collateral Agent and the Borrower pursuant to which Mr. Trump, among other things, consents to the assignment by the Borrower to the Collateral Agent of all rights of the Borrower under the Trademark License Agreement and (b) the Amended and Restated Consent and Agreement, dated as of

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 6

__________, 2009, executed by Donald J. Trump, the Collateral Agent and the Borrower pursuant to which Mr. Trump, among other things, consents to the assignment by the Borrower to the Collateral Agent of all rights of the Borrower under the Trademark Security Agreement.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Construction Contracts” means the construction contracts entered into by any Loan Party relating to the construction of the New Tower and which are described on Schedule IV to the Existing Credit Agreement.

“Contribution Agreement” means an agreement, in form and substance reasonably satisfactory to Administrative Agent, executed by and among the Loan Parties relating to their respective contribution rights and obligations, as among themselves, under the Loan Documents.

“Conversion,” “Convert” and “Converted” each refer to a conversion of Term Loans of one Type into Term Loans of the other Type pursuant to Section 2.09 or Section 2.10.

“Current Assets” of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases, (f) all obligations of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Guarantee Obligations and Synthetic Debt of such Person and (j) all indebtedness and other payment obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.

“Debt for Borrowed Money” of any Person means, at any date of determination, the sum of (a) the balance sheet amount of all items that, in accordance with GAAP, would be classified as indebtedness for borrowed money or Capitalized Leases on a Consolidated balance sheet of such Person at such date and (b) all Synthetic Debt of such Person at such date.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 7

“Debtors” has the meaning specified in the Plan of Reorganization (and includes, without limitation, the Borrower and the Guarantors).

“Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

“Default Interest” has the meaning specified in Section 2.07(e).

“Defaulted Amount” means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to any Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) any other Lender Party pursuant to Section 2.13 to purchase any participation in Term Loans owing to such other Lender Party and (b) any Agent pursuant to Section 7.05 to reimburse such Agent for such Lender Party’s ratable share of any amount required to be paid by the Lender Parties to such Agent as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Lender” means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(f).

“Deferred Interest” means, as of any interest payment date for interest accrued on the Term Loans (exclusive of the Deferred Principal Balance) or on the Deferred Total Balance, the aggregate amount of accrued interest with respect thereto as determined in accordance with Section 2.07(a)(i), Section 2.07(a)(ii) or Section 2.07(c) (as applicable) then required to be paid in accordance with Section 2.07(a)(i), Section 2.07(a)(ii) or Section 2.07(c) (as applicable), respectively, exclusive of, and without giving effect to, Section 2.07(b) and Section 2.07(d), which is not then paid by the Borrower as permitted by Section 2.07(b) or Section 2.07(d) (as applicable).

“Deferred Interest Balance” means, as of any date of determination, the sum of (a) the aggregate amount of accrued interest with respect to the Term Loans (exclusive of the Deferred Principal Balance) as determined in accordance with Section 2.07(a)(i) and Section 2.07(a)(ii) required to be paid in accordance with Section 2.07(a)(i) and Section 2.07(a)(ii), respectively, exclusive of, and without giving effect to, Section 2.07(b), from and after the Effective Date which has not been, as of such date, paid by the Borrower as permitted by Section 2.07(b) plus (b) the aggregate amount of accrued interest with respect to the Deferred Total Balance as determined in accordance with Section 2.07(c) required to be paid in accordance with Section 2.07(c) exclusive of, and without giving effect to, Section 2.07(d), from and after the Effective Date which has not been, as of such date, paid by the Borrower as permitted by Section 2.07(d).

“Deferred Principal” means, as of any principal payment date for the Term Loans, the principal amount of the Term Loans then required to be paid in accordance with Section 2.04(a), exclusive of, and without giving effect to, clause (B) thereof, which is not then paid by the Borrower as permitted by Section 2.04(b).

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 8

“Deferred Principal Balance” means, as of any date of determination, the aggregate principal amount of the Term Loans required to be paid in accordance with Section 2.04(a), exclusive of, and without giving effect to, clause (B) thereof, from and after the Effective Date which has not been, as of such date, repaid by the Borrower as permitted by Section 2.04(b).

“Deferred Total Balance” means, as of any date of determination, the sum of (a) the Deferred Principal Balance plus (b) the Deferred Interest Balance.

“Deferred Total Balance Interest” means interest accrued on the Deferred Total Balance as provided in Section 2.07(c).

“Deferred Total Balance Rate” means the Eurodollar Rate for the Interest Period for Eurodollar Rate Loans then in effect (or, in the event that no Eurodollar Rate Loans are then in effect, for the Interest Period that would then be in effect in accordance with the requirements of Section 2.07(a)(ii) as reasonably determined by the Administrative Agent) plus the Applicable Margin therefor; provided, however, in the event that, and at all times during which, the obligations of the Lenders to Convert Base Rate Loans into Eurodollar Rate Loans is suspended pursuant to Section 2.10(c) or Section 2.10(d), then the Deferred Total Balance Rate shall mean the Base Rate in effect from time to time plus the Applicable Margin therefor.

“Disclosed Litigation” has the meaning specified in Section 4.01(f).

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“EBITDA” means, with respect to the Borrower and its Subsidiaries for any period, the sum of the following determined on a Consolidated basis in accordance with GAAP: (a) Net Income, plus (b) without duplication and to the extent deducted from Net Income for such period, the sum of (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization expense, plus (iv) any non-cash charges, minus (c) without duplication and to the extent included in Net Income for such period, any extraordinary gains and any non-cash items of income.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (a) a Lender Party; (b) an Affiliate of a Lender Party; (c) an Approved Fund; and (d) any other Person (other than an individual) approved by (i) the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) and (ii) subject to the proviso below and unless an Event of Default has occurred and is continuing, the Borrower (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that no such approval by the Borrower referred to in clause (d)(ii) above shall be required at any time during which Beal Bank, Beal Bank Nevada and/or any entity wholly owned, directly or indirectly, by D. Andrew Beal owns or holds (in the aggregate for all such Persons) a majority of the outstanding principal amount of the Term Loans and will continue to own or hold such a majority after giving effect to the subject assignment to the Person referred to in clause (d) above. Notwithstanding the foregoing, but subject to the further proviso below, neither any Loan Party nor any Affiliate of a Loan Party, nor any Person engaged in any casino or gaming activities as a material portion of its business, shall qualify as an Eligible Assignee under

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 9

this definition; and provided, however, that each of Beal Bank, Beal Bank Nevada and any entity wholly owned, directly or indirectly, by D. Andrew Beal (other than any Person engaged in any casino or gaming activities as a material portion of its business) shall qualify as an Eligible Assignee.

“Eligible Transferee” means and includes a Person that is (a) a commercial bank, financial institution or other institutional “accredited investor” (as defined in Regulation D of the Securities Act) and (b) (i) a retirement fund administered by a public agency for the exclusive benefit of federal, state or local public employees; (ii) an investment company registered under the Investment Company Act of 1940 (15 U.S.C. § 80b-1 et seq.); (iii) a collective investment trust organized by banks under Part Nine of the Rules of the Comptroller of the Currency; (iv) a closed end investment trust; (v) a chartered or licensed life insurance company or property and casualty insurance company; (vi) a banking and other chartered or licensed lending institution; (vii) an investment adviser registered under the Investment Advisers Act of 1940 (15 U.S. § 80b-1 et seq.); or (viii) such other Person as the Gaming Authorities may determine for reasons in accordance with the policies of Gaming Laws.

“Environmental Action” means any action, suit, demand, written demand letter, claim, written notice of non-compliance or violation, written notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to the environment or health and safety as it relates to the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any applicable Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or enforceable agency interpretation, legally enforceable policy or guidance relating to pollution or protection of the environment, health and safety as it relates to the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, shareholder, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination. Without limiting the generality of the foregoing, “Equity Interests” means and includes (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company,

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 10

partnership or membership interests (whether general or limited); and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Equity Pledge Agreement” has the meaning specified in Section 3.01(c)(iii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a Lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could reasonably be expected to constitute grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Escrow Agreement” has the meaning specified in the Purchase Agreement.

“Escrow Bank” has the meaning specified in Section 2.15(c).

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Loans subject to such Interest Period, an interest rate per annum equal to the greater of (a) three percent (3%) per annum or (b) the rate per annum obtained by dividing (i) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Page 3750 of the Dow Jones Market Service

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 11

(or any successor page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the rate per annum for purposes of this clause (i) shall mean, for any Interest Period for all Eurodollar Rate Loans subject to such Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Page 3750 of MoneyLine Telerate as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on such MoneyLine Telerate page, the applicable rate shall be the arithmetic mean of all such rates) by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. In the event that both of such rates referred to in clause (i) of the preceding sentence are unavailable for any reason, the rate referred to in such clause (i) shall be determined by the Administrative Agent by reference to another comparable service, or as otherwise determined by the Administrative Agent, in its reasonable discretion.

“Eurodollar Rate Loan” means any portion of the Term Loans that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” means, for any Interest Period for all Eurodollar Rate Loans subject to such Interest Period, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Properties” shall mean those real estate assets identified as “Excluded Properties” on Schedule 4.01(v).

“Existing Credit Agreement” has the meaning specified in Preliminary Statement (1) hereto.

“Existing Credit Agreement Debt” has the meaning specified in Preliminary Statement (3) hereto.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (including, without limitation, any key-man life insurance but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement; provided, however, that an Extraordinary Receipt shall not include cash receipts

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 12

received from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Final Order” means a final order, ruling or judgment issued by the Bankruptcy Court in the Bankruptcy Cases, which order, ruling or judgment (a) is in full force and effect, (b) is not stayed, and (c) is no longer subject to review, reversal, modification or amendment, by appeal or writ of certiorari or otherwise; provided, however, that the possibility that a motion under Rule 50 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Civil Procedure or Bankruptcy Rules, may be filed relating to such order, ruling or judgment shall not cause such order, ruling or judgment not to be a Final Order.

“Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Free Cash Flow” means, with respect to the Borrower and its Subsidiaries and for any period, the remainder of the following determined on a Consolidated basis in accordance with GAAP to the extent applicable: (a) Available Cash Flow minus (b) the aggregate amount of principal of, and accrued interest on, all Debt for Borrowed Money paid by the Borrower during such period.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States which are consistent with those applied in the preparation of the financial statements referred to in Section 5.03(b). At any time after the date of this Agreement, the Borrower may be required to adopt International Financial Reporting Standards (“IFRS”) in lieu of GAAP and, upon such required adoption, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement), provided that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal or calendar periods ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall promptly provide notice of any such election made in accordance with this definition to the Administrative Agent.

“Gaming Authorities” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 13

otherwise, whether now or hereafter existing, or any officer or official thereof, including, without limitation, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement and any other agency, in each case, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Loan Parties or any of their Subsidiaries.

“Gaming Facility” means the casinos owned or operated by the Loan Parties and all other real property owned by a Loan Party which is directly ancillary thereto or used in connection therewith, including any hotels, resorts, card clubs, theaters, parking facilities, recreational vehicle parks, timeshare operations, retail shops, restaurants, other buildings, land, golf courses and other recreation and entertainment facilities, marinas, vessels, barges, ships and related equipment.

“Gaming Laws” means all laws and regulations pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by the Loan Parties.

“Gaming Licenses” means every license, franchise or other authorization required to own, lease, operate or otherwise conduct or manage gambling, gaming or casino activities in any state or jurisdiction where the Loan Parties conduct business, and any applicable liquor licenses.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guarantee Obligation” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made (or, if less, the maximum amount of such primary obligation

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 14

for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Guaranteed Obligations” has the meaning specified in Section 8.01.

“Guarantors” means the Subsidiary Guarantors and any other Person who at any time guarantees the payment or performance of the Obligations or any portion thereof.

“Guaranty” means the Subsidiary Guaranty and any other guaranty of the Obligations or any portion thereof executed by a Guarantor.

“Guaranty Supplement” has the meaning specified in Section 8.05.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“ICA Trust Sale Date” means the date upon which those Equity Interests of the Borrower held in trust under the terms of the ICA Trust Agreement are sold or otherwise transferred by the trustee under such trust, other than as a result of a re-transfer of such Equity Interests by such trustee to the original transferors thereof to such trust in connection with such original transferors' receipt of qualification under the New Jersey Casino Control Act. For purposes hereof, the term “ICA Trust Agreement” means that certain Trust Agreement to be entered into by and among the New General Partner, the New Limited Partner and _________________ as trustee thereunder, (a) which Trust Agreement has been [confirm] approved by the New Jersey Casino Control Commission as satisfying the requirements of N.J.S.A. 5:12-95.12 through 5:12-95.16 for such an agreement, and (b) under which Trust Agreement the Equity Interests of the Borrower to be acquired by the New General Partner and the New Limited Partner will be held pending receipt of qualification of each of the New General Partner and the New Limited Partner (and each of their holding companies, entity qualifiers and natural person qualifiers) under the New Jersey Casino Control Act. [Note: To be revised, if appropriate, to reflect the Equity Interests and owners thereof that are actually placed in the ICA Trust.]

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 15

“Intellectual Property” means the “Intellectual Property Collateral” as such term is defined in Section 1(g) of the Security Agreement.

“Intellectual Property Security Agreement” has the meaning specified in Section 3.01(c)(ii)(G).

“Interest Period” means, for each Eurodollar Rate Loan subject thereto, the period commencing on the date of such Eurodollar Rate Loan or the date of the Conversion of any Base Rate Loan into such Eurodollar Rate Loan, and, in all cases subject to the requirements of Section 2.07(a)(ii), ending on the corresponding day of the third month thereafter and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and, in all cases subject to the requirements of Section 2.07(a)(ii), ending on the corresponding day of the third month thereafter. The duration of each such Interest Period shall be three months; provided, however, that:

(a)        the Borrower may not select any Interest Period with respect to any Eurodollar Rate Loan that ends after any principal repayment installment date for the Term Loans unless, after giving effect to such selection, the aggregate principal amount of Base Rate Loans and of Eurodollar Rate Loans having Interest Periods that end on or prior to such principal repayment installment date shall be at least equal to the aggregate principal amount of the Term Loans due and payable on or prior to such date;

(b)	Reserved;

(c)        whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(d)       whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the third calendar month thereafter, such Interest Period shall end on the last Business Day of such succeeding calendar month;

(e)	Reserved; and

(f)       all Interest Periods shall otherwise comply with the requirements of Section 2.07(a)(ii).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” means all Inventory referred to in Section 1(b) of the Security Agreement.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 16

pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person.

“Lender Party” means any Lender.

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“License Revocation” shall mean the loss, revocation, failure to renew, termination or suspension of any Gaming License issued by any Gaming Authority covering any Gaming Facility.

“Lien” means any mortgage, deed of trust, lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Limited Partners” means Donald J. Trump, TER, TCI 2, Ace Entertainment Holdings, Inc. and the New Limited Partner, the sole limited partners of the Borrower as of the Ownership Restructure Date.

“Liquor Laws” has the meaning specified in Section 9.15(a).

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Guaranty and all Guaranty Supplements, (d) the Collateral Documents, (e) the Contribution Agreement, and (f) any and all other agreements, documents, instruments or certificates from time to time executed and/or delivered by any Loan Party in connection with any of the foregoing to which any Agent or Lender Party is a party or is an intended beneficiary as evidenced by the terms thereof, in each case as amended.

“Loan Parties” means the Borrower and the Guarantors.

“Maintenance Capital Expenditures” means Capital Expenditures other than Project Capital Expenditures.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to perform their Obligations under the Loan Documents or (c) the rights and remedies of any Agent or any Lender Party under any Loan Document.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 17

“Maturity Date” means the earliest of (a) December 31, 2020, (b) such earlier date as may be specified in clause (b) of Section 9.23 (if and when such Section 9.23 becomes applicable), or (c) the third anniversary of the ICA Trust Sale Date (if applicable).

“Maximum Deferred Total Balance” means $24,400,000.

“Maximum Rate” has the meaning specified in Section 9.09.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage Policies” has the meaning specified in Section 3.01(c)(iv)(B).

“Mortgages” has the meaning specified in Section 3.01(c)(iv).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means:

(a)        with respect to any sale, lease, transfer or other disposition of any asset of the Borrower or any of its Subsidiaries (other than any sale, lease, transfer or other disposition of assets pursuant to clauses (i) through (ix) of Section 5.02(e)), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such sale, lease, transfer or other disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt (other than Debt under the Loan Documents) that (x) is secured by such asset and that is required to be repaid or (y) is Debt of the Subsidiary that is the subject of such sale, lease, transfer or disposition and repaid, in each case in connection with such sale, lease, transfer or other disposition thereof, (B) the reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or its Subsidiaries, (C) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith (including any Tax Distributions required to be paid in connection therewith), and (D) a reasonable reserve for any purchase price adjustment or any indemnification payments (fixed and contingent) attributable to the seller’s obligations to the purchaser undertaken by the Borrower or any of its Subsidiaries in connection with such sale, lease, transfer or other disposition (but excluding any purchase price adjustment or any indemnity which, by its terms, will not under any circumstances be made prior to the Maturity Date); provided, however, that Net Cash Proceeds shall not include any such amounts to the extent such amounts are allowed to be reinvested in Casino Property within 365 days after the date of receipt thereof as permitted by Section 5.02(e)(xi) hereof;

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 18

(b)       with respect to the incurrence or issuance of any Debt by the Borrower or any of its Subsidiaries (other than Debt incurred or issued pursuant to Section 5.02(b), but including Debt under clause (xi) thereof to the extent such Debt is not used to make (A) Investments pursuant to Section 5.02(f) within 60 days following the incurrence thereof or (B) Capital Expenditures pursuant to Section 5.02(o) that are committed to be made within 365 days following the incurrence of such Debt pursuant to a plan disclosed to the Lenders in reasonable detail within 60 days following the incurrence of such Debt), an amount equal to the excess of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or any of its Subsidiaries in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i);

(c)        with respect to the sale or issuance of any Equity Interests (including, without limitation, the receipt of any capital contribution) by the Borrower or any of its Subsidiaries, an amount equal to the excess of (i) the sum of the cash and Cash Equivalents received in connection with such sale or issuance over (ii) the underwriting discounts and commissions or similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses, incurred by the Borrower or any of its Subsidiaries in connection with such sale or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i), such excess amount to exclude any portion thereof that is utilized to make Investments pursuant to Section 5.02(f)(vii); and

(d)       with respect to any Extraordinary Receipt received by the Borrower or any of its Subsidiaries that is not otherwise included in clauses (a), (b) or (c) above, an amount equal to the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection therewith over (ii) the sum of (A) premiums and expenses incurred by the Borrower or its Subsidiaries and (B) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith (including any Tax Distributions required to be paid in connection therewith); provided, however, that Net Cash Proceeds shall not include any such amounts to the extent such amounts are (1) if the Extraordinary Receipt in question is proceeds of casualty insurance, used to repair and/or replace the damaged property or (2) as to all other Extraordinary Receipts and if and to the extent permitted by the Administrative Agent, reinvested in the business of the Borrower and its Subsidiaries, in each case within 365 days after the date of receipt thereof.

“New General Partner” means _______________________________________, a [Nevada limited liability company] and the general partner of the Borrower as of the Ownership Restructure Date. For avoidance of doubt, the general partner of the Borrower as of the Effective Date is TER and is not the New General Partner.

“New General Partner Operating Agreement” means the “New GP Operating Agreement” as such term is defined in the Purchase Agreement.

“Net Income” means, with respect to the Borrower and its Subsidiaries and for any period, the net income (or loss) determined on a Consolidated basis in accordance with GAAP, provided that, in determining such net income (or loss) there shall be excluded, without duplication and to the extent included in or deducted from net income for such period (a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 19

or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or loss) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of any dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than such obligations under the Loan Documents) or law applicable to such Subsidiary.

“New Limited Partner” means ________________________________, a [Nevada limited liability company] and a limited partner of the Borrower as of the Ownership Restructure Date.

“New Limited Partner Operating Agreement” means the [“Newco Operating Agreement”] as such term is defined in the Purchase Agreement.

“New Notes” means debt securities issued pursuant to the New Notes Indenture.

“New Notes Indenture” means the Indenture dated as of May 20, 2005, by and among the Borrower and Trump Entertainment Resorts Funding, Inc., a Delaware corporation, as issuers, the guarantors from time to time party thereto, and U.S. Bank National Association, a national banking association, as trustee, as amended.

“New Tower” means the new tower at the Trump Taj Mahal Casino Resort in Atlantic City, New Jersey which was recently built as referred to in the Existing Credit Agreement.

“Non-Consenting Lender” means, in the event that the Required Lenders have agreed to any consent, waiver or amendment pursuant to Section 9.01 that requires the consent of one or more Lenders in addition to the Required Lenders, any Lender who is entitled to agree to such consent, waiver or amendment but who does not so agree.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit B hereto, evidencing all or any portion of the Term Loans payable by the Borrower to such Lender.

“NPL” means the National Priorities List under CERCLA.

“obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any indebtedness and any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f).

“Obligations” means all indebtedness and other obligations of the Borrower, the Guarantors and/or any other Loan Party under this Agreement, the Notes and/or any other Loan Documents, including, without limitation and without duplication, (a) the Term Loans (including the Outstanding Prior Advances) and the obligation to pay principal, the Deferred Total Balance, interest, the Deferred Total Balance Interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 20

Document, (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Agent or any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party, and (c) all “Obligations”, as such term is defined in the Existing Credit Agreement, which have not been paid as of the Effective Date.

“Other Taxes” has the meaning specified in Section 2.12(b).

“Outstanding Prior Advances” has the meaning specified in Section 2.01(c).

“Ownership Restructure Agreements” means the Escrow Agreement, the Purchase Agreement, the Partnership Agreement, the New General Partner Operating Agreement, the New Limited Partner Operating Agreement and the “Tax Matters Agreement” as such term is defined in the Purchase Agreement.

“Ownership Restructure Date” means the Second Closing Date.

“Partnership Agreement” means the “Amended Partnership Agreement” as such term is defined in the Purchase Agreement.

“Partnership Purchaser” has the meaning specified in Section 9.23.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Business” means: (a) any line of business conducted by the Borrower or any Subsidiary of the Borrower on the Effective Date; (b) all businesses whether or not licensed by a Gaming Authority that are necessary for, incident to, useful to, arising out of, supportive of or connected to the development, ownership or operation of a gaming facility; (c) any casino and gaming activities (including, without limitation, the development, ownership, operation or management of casinos, casino hotels, riverboat casinos, slot machines, video lottery terminals, racetracks, internet gaming or related activities); or (d) any business that is a reasonable extension, development or expansion of any of the foregoing.

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Holder” means, subject to the proviso below, (a) BNAC, Inc., any Affiliate of BNAC, Inc. or any transferee of BNAC, Inc. or any Affiliate of BNAC, Inc. in a “Permitted Transfer” (as such term is defined in the Partnership Agreement) or (b) Donald J. Trump, any Affiliate of Donald J. Trump or any transferee of Donald J. Trump or any Affiliate of Donald J. Trump in a “Permitted Transfer” (as such term is defined in the Partnership Agreement); provided, however, that, in order for any Person to constitute a Permitted Holder, such Person’s ownership of an interest in the New General Partner may not cause or result in a violation of any law, rule or regulation applicable to any Agent or any Lender, including, without limitation, the Patriot Act.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (in each case, that is not

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 21

being contested in good faith and by proper proceedings or pursuant to this Agreement, is not required to be contested and such enforcement, collection, execution, levy or foreclosure proceeding could not, either individually or in the aggregate, be reasonably expected to have a Material Adverse Effect):

(a)        Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b);

(b)       Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that either (i) (A) are not overdue for a period of more than 60 days and (B) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate or (ii) are being contested in good faith and by proper proceedings, as to which appropriate reserves are being maintained and each such Lien (A) has not attached to such property, (B) has not become enforceable and (C) is subject to a stay;

(c)        pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations;

(d)       deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)        Liens securing judgments (or the payment of money not constituting an Event of Default under Section 6.01(g) or securing appeal or other surety bonds related to such judgments);

(f)        easements, zoning restrictions, rights of way and other encumbrances on title to real property that do not materially adversely affect the use or value of such property for its present purposes;

(g)       operating leases, subleases, licenses, occupancy agreements and rights-of-use entered into by any Loan Party or any of their respective Subsidiaries as a lessor or in a similar capacity in the ordinary course of business that do not materially and adversely affect the use of the Properties encumbered thereby for its intended purpose; and

(h)	Permitted Encumbrances.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Plan Effective Date” means the effective date of the Plan of Reorganization.

“Plan of Reorganization” means the “Bankruptcy Plan” as such term is defined in the Purchase Agreement.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 22

“Plans and Specifications” means the plans and specifications for the construction of the New Tower which are described in Schedule V to the Existing Credit Agreement.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” (a) with respect to the Equity Interests of any Subsidiary of the Borrower, has the meaning specified in the Security Agreement and (b) with respect to the Equity Interests of the Borrower, has the meaning specified in the Equity Pledge Agreement.

“Post-Petition Interest” has the meaning specified in Section 8.06(b).

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Project Capital Expenditures” means Capital Expenditures consisting of new construction (including, without limitation, the construction of the New Tower) or other similar capital improvements.

“Properties” shall mean those real estate assets listed on Schedule 4.01(v).

“Purchase Agreement” means the Purchase Agreement, dated as of August 3, 2009, among the Borrower, TER, BNAC, Inc. and Donald J. Trump.

“Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer, or (b) is redeemable at the option of the holder.

“Refinancing Debt” has the meaning specified in Section 5.02(b)(xiv).

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Documents” means the Ownership Restructure Agreements and the Value Enhancement Agreement.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority of the aggregate principal amount of the Term Loans outstanding at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, such Lender and the aggregate principal amount of the Term Loans owing to such Lender (in its capacity as a Lender) and outstanding at such time shall be excluded from the determination of Required Lenders at such time.

“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 23

corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“ROFO Agreement” means the Right of First Offer Agreement, dated as of May 20, 2005, among Trump Organization LLC, TER and the Borrower as amended by that certain Amended Right of First Offer Agreement dated as of September 27, 2006, as amended.

“Sale of the Partnership Purchase Date” has the meaning specified in Section 9.23.

“Second Closing Date” has the meaning specified in the Purchase Agreement.

“Secured Parties” means the Agents and the Lender Parties.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” has the meaning specified in Section 3.01(c)(ii).

“Services Agreement” means the “Amended Services Agreement” as such term is defined in the Purchase Agreement.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained during any of the preceding five plan years and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“S&P” means Standard & Poor’s, a division of The McGraw Hill Companies, Inc.

“Subordinated Obligations” has the meaning specified in Section 8.06.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 24

liability company or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantors” means the Subsidiaries of the Borrower listed on Schedule II hereto and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty pursuant to Section 5.01(j).

“Subsidiary Guaranty” means the guaranty of the Subsidiary Guarantors set forth in Article VIII, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(j), in each case as amended, amended and restated, modified or otherwise supplemented.

“Supplemental Collateral Agent” has the meaning specified in Section 7.01(c).

“Surviving Debt” means (a) the Obligations and (b) all other Debt of each Loan Party and its Subsidiaries outstanding immediately before the Effective Date and set forth on Schedule 4.01(t). [Note: Confirm that the Surviving Debt does not include the bonds.]

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person, in respectof transactions entered into by such Person, that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Debt” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Tax Distributions” has the meaning specified in Section 5.02(g)(vi)(A).

“Taxes” has the meaning specified in Section 2.12(a).

“TCI 2” means TCI 2 Holdings, LLC, a Delaware limited liability company.

“TER” means Trump Entertainment Resorts, Inc., a Delaware corporation and the general partner of the Borrower as of the Effective Date. For avoidance of doubt, the New General Partner, and not TER, will be the general partner of the Borrower as of the Ownership Restructure Date.

“TER Development” has the meaning specified in the recital of parties to this Agreement.

“TER Funding” has the meaning specified in the recital of parties to this Agreement.

“Term B-1 Advance” has the meaning specified in the Existing Credit Agreement.

“Term B-2 Advance” has the meaning specified in the Existing Credit Agreement.

“Term Loans” has the meaning specified in Section 2.01(c).

“Trademark License Agreement” means the “Amended Trademark License Agreement” as such term is defined in the Purchase Agreement.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 25

“Trademark Security Agreement” means the “Amended Trademark Security Agreement” as such term is defined in the Purchase Agreement.

“Transactions” means consummation of the transactions contemplated by the Transactions Documents.

“Transactions Documents” means, collectively, the Loan Documents and the Related Documents.

“Trump Marina Associates” has the meaning specified in the recital of parties to this Agreement.

“Trump Plaza Associates” has the meaning specified in the recital of parties to this Agreement.

“Trump Taj Mahal Associates” has the meaning specified in the recital of parties to this Agreement.

“Type” refers to the distinction between the Term Loans or any portion thereof bearing interest at the Base Rate and the Term Loans or any portion thereof bearing interest at the Eurodollar Rate.

“Unmatured Surviving Obligations” means Obligations under this Agreement and the other Loan Documents that by their terms survive the termination of this Agreement or the other Loan Documents but are not, as of the date of determination, due and payable and for which no outstanding claim has been made.

“Value Enhancement Agreement” has the meaning specified in the Purchase Agreement.

“Voting Agreement” means the Voting Agreement, dated as of May 20, 2005, between TER and Donald J. Trump, as amended.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Warrant Agreement” means the Warrant Agreement, dated as of May 20, 2005, between TER and Donald J. Trump, as amended.

“Weighted Average Life to Maturity” means, when applied to any Debt, or Preferred Interests, as the case may be, at any date, the quotient obtained by dividing: (a) the sum of the products of (i) the number of years from the date of determination to the date of each successive scheduled principal payment of such Debt, including remaining sinking fund payments or payments at serial or final maturity or redemption, or similar payment with respect to such Preferred Interests, multiplied by (ii) the amount of such payment, by (b) the sum of all such payments.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 26

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

Section 1.02.    Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

Section 1.03.    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Section 1.04.    U.S. Dollars. All Term Loans were made in U.S. Dollars, and all payments made or to be made to the Agents and/or the Lenders shall be in U.S. Dollars and neither any Agent nor any Lender is required to accept any payment other than in U.S. Dollars.

ARTICLE II

AMOUNTS AND TERMS OF THE TERM LOANS

Section 2.01.	The Term Loans.

(a)        The Term B-1 Advances. Beal Bank previously made a Term B-1 Advance to the Borrower under the Existing Credit Agreement in the principal amount of $[98,795,750.00], the outstanding principal amount of which is $[97,313,813.72] on the Effective Date. Beal Bank Nevada previously made a Term B-1 Advance to the Borrower under the Existing Credit Agreement in the principal amount of $[294,454,250.00], the outstanding principal amount of which is $[290,037,346.22] on the Effective Date.

(b)       The Term B-2 Advances. Beal Bank Nevada previously made a Term B-2 Advance to the Borrower under the Existing Credit Agreement in the principal amount of $[100,000,000.00], the outstanding principal amount of which is $[98,942,021.50] on the Effective Date.

(c)        The loans or advances referred to in Sections 2.01(a) and 2.01(b) previously made to the Borrower under the Existing Credit Agreement and outstanding on the Effective Date (collectively, the “Outstanding Prior Advances”), which Outstanding Prior Advances aggregate $[486,293,181.44] in principal amount, are herein called the “Term Loans”. The parties hereto acknowledge and agree that, upon the satisfaction (or effective waiver by the Agents and/or the Lender Parties, as may be applicable and required) of all conditions precedent to the effectiveness of this Agreement as set forth in Section 3.01, this Agreement shall become effective on the Effective Date, whereupon the Outstanding Prior Advances shall immediately and automatically become the Term Loans hereunder and shall for all purposes be outstanding under, governed by and payable in accordance with this Agreement, the Notes and the other Loan Documents. None of the Term Loans or any portion thereof may be borrowed after being repaid. For avoidance of doubt, the Deferred Principal Balance shall constitute a part of the outstanding principal amount of the Term Loans.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 27

Section 2.02.	Reserved.
Section 2.03.	Reserved.
Section 2.04.	Repayment of Term Loans and Deferred Total Balance.

(a)        Scheduled Amortization and Repayment. The Borrower shall repay to the Administrative Agent, for the ratable account of the Lenders, the aggregate outstanding principal amount of the Term Loans as follows: (i) prior to the Maturity Date and subject to the proviso below, in quarterly installments payable on the last Business Day of each March, June, September and December, commencing on __________, 200_, and continuing through and including September 30, 2020, each in an amount equal to $_______________ (i.e., 0.25% of the aggregate principal amount of all outstanding Term Loans on the Effective Date) and (ii) on the Maturity Date, in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date; provided, however, that (A) the amount of the prepayment of the principal of the Term Loans required to be made and in fact made by the Borrower pursuant to Section 2.06(b)(iv) shall (without duplication) reduce, on a dollar-for-dollar basis, the amount of principal of the Term Loans required to be repaid during the calendar year in which such prepayment was made (but only during such calendar year) pursuant to clause (i) of this Section 2.04(a), which reduction shall be applied to such quarterly installments in the order that such quarterly installments are due and (B) the obligation of the Borrower to repay the principal amount of the Term Loans prior to the Maturity Date pursuant to clause (i) of this Section 2.04(a) is subject to Section 2.04(b).

(b)       Principal Repayment Adjustment based upon Available Cash Flow. In the event that Available Cash Flow, for any period of three consecutive calendar months (the “subject Available Cash Flow period”) ending on the last day of the month immediately preceding the month during which any calendar quarter ends prior to the Maturity Date (the “subject calendar quarter”), is less than the sum of (i) the principal amount of the Term Loans required to be repaid on the last Business Day of such subject calendar quarter pursuant to clause (i) of Section 2.04(a), exclusive of, and without giving effect to, clause (B) of the proviso of Section 2.04(a), plus (ii) the amount of accrued interest with respect to the Deferred Total Balance required to be paid on the last Business Day of such subject calendar quarter in accordance with Section 2.07(c), plus (iii) the amount of accrued interest with respect to the Term Loans (exclusive of the Deferred Principal Balance) required to be paid on the last Business Day of such subject calendar quarter in accordance with Section 2.07(a), exclusive of, and without giving effect to, Section 2.07(b), then, subject to the proviso below, the Borrower shall be required to repay the principal amount of the Term Loans on such principal payment date pursuant to clause (i) of Section 2.04(a) only if and to the extent that such Available Cash Flow for such subject Available Cash Flow period exceeds the sum of (A) the amount of accrued interest with respect to the Deferred Total Balance required to be paid, and actually paid, on such date in accordance with Section 2.07(c) plus (B) the amount of accrued interest with respect to the Term Loans (exclusive of the Deferred Principal Balance) required to be paid, and actually paid, on such date in accordance with Section 2.07(a); provided, however, that (1) the Deferred Total Balance shall not at any time be allowed to exceed the Maximum Deferred Total Balance and the Borrower shall be required to repay principal of the Term Loans in accordance with Section 2.04(a) without giving effect to the foregoing provisions of this Section 2.04(b) to the extent necessary to ensure that the Maximum Deferred Total Balance is not exceeded and (2) on each such principal payment date, the amount of any Deferred Principal not then paid shall be immediately and automatically, as of such principal payment date, added to the Deferred Principal Balance (and therefore also to the Deferred Total Balance) and shall thereupon (commencing on such principal payment date) and thereafter accrue interest at the

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 28

Deferred Total Balance Rate, which Deferred Total Balance shall be payable as provided in this Section 2.04(b) below and which Deferred Total Balance Interest shall accrue and be payable as provided in Section 2.07(c). For avoidance of doubt, the terms of this Section 2.04(b) shall not apply to the outstanding principal amount of the Term Loans which is due and payable in full on the Maturity Date in accordance with clause (ii) of Section 2.04(a). The Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders, the Deferred Total Balance in the amounts and on the dates as provided in Section 2.06(c) and (if not sooner paid) shall pay the Deferred Total Balance in full on the Maturity Date.

Section 2.05.	Reserved.
Section 2.06.	Prepayments.

(a)        Optional. Subject to Section 2.06(c), the Borrower may, upon at least one Business Day’s notice in the case of Base Rate Loans and three Business Days’ notice in the case of Eurodollar Rate Loans, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Term Loans in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $500,000 in excess thereof and (ii) if any prepayment of a Eurodollar Rate Loan is made on a date other than the last day of an Interest Period for such Eurodollar Rate Loan, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c); provided, however, that, in the case of any such notice of an optional prepayment made in connection with a proposed refinancing in full of the Term Loans, the Borrower shall be permitted to revoke such notice in the event that such refinancing is not consummated subject to payment of all costs of the Lenders under Section 9.04(c) incurred by such Lenders as a result of such notice of prepayment. Each such prepayment of any Term Loans shall be applied ratably to the remaining installments thereof on a pro rata basis. Notwithstanding anything to the contrary contained in this Section 2.06(a), the Borrower agrees that, in connection with the receipt of any Net Cash Proceeds by any Loan Party or any of its Subsidiaries as referred to in Section 2.06(b), it shall not be permitted to prepay the Term Loans by any amount that exceeds the amount elected to be received by the Lenders as a prepayment in accordance with Section 2.06(b).

(b)	Mandatory.

(i)         Subject to Section 2.06(c) and the Borrower’s rights under clause (iii) of this Section 2.06(b) below, the Borrower shall, on the date of receipt of any Net Cash Proceeds by any Loan Party or any of its Subsidiaries (A) offer to the Lenders to prepay an aggregate principal amount of the Term Loans or (B) deposit into the Collateral Account an amount equal to the amount of such Net Cash Proceeds. Each Lender shall, subject to the proviso below, have the right to reject any offered mandatory prepayment under this Section 2.06(b)(i) and, if a Lender does so reject such an offered mandatory prepayment, the Borrower will offer to the Lenders that have agreed to accept the offered prepayment to prepay to such Lenders ratably the amount of such prepayment so rejected; provided, however, that in no event may any Lender reject any such prepayment that is to be applied to pay any Deferred Total Balance Interest or any Deferred Total Balance. Any amount of Net Cash Proceeds that all Lenders reject as a mandatory

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 29

prepayment under this Section 2.06(b) may be retained and used by the Borrower subject to compliance with the other requirements of the Loan Documents.

(ii)	Reserved.

(iii)       Notwithstanding anything to the contrary contained in Section 2.06(b)(i), so long as no Event of Default shall have occurred and be continuing, if, on any date on which a prepayment of the Term Loans would otherwise be required pursuant to Section 2.06(b)(i), the aggregate amount of Net Cash Proceeds or other amounts otherwise required by such subsection to be applied to prepay the Term Loans on such date are less than or equal to $5,000,000, the Borrower may defer such prepayment until the date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required by such subsections to be applied to prepay the Term Loans exceeds $10,000,000, at which time the aggregate amount of all Net Cash Proceeds received and not applied to prepay the Term Loans shall be required to be offered as a prepayment of the Term Loans in accordance with Section 2.06(b)(i). Upon the occurrence of an Event of Default and upon demand from the Administrative Agent, the Borrower shall immediately prepay the Term Loans in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay the Term Loans in accordance with this Section 2.06 (without giving effect to the first and second sentences of this Section 2.06(b)(iii)) but that have not previously been so applied.

(iv)        Subject to Section 2.06(c), the Borrower shall, commencing on March 31, 2010, and on each subsequent anniversary of such date that occurs prior to the Maturity Date, offer to the Lenders to prepay (A) if the aggregate outstanding principal amount of the Term Loans (inclusive of the Deferred Principal Balance) is $350,000,000 or more as of the date upon which such offer is required to be made, the principal amount of the Term Loans equal to seventy-five percent (75%) of the Free Cash Flow for the calendar year then most recently ended, (B) if the aggregate outstanding principal amount of the Term Loans (inclusive of the Deferred Principal Balance) is less than $350,000,000 as of the date upon which such offer is required to be made, the principal amount of the Term Loans equal to fifty percent (50%) of the Free Cash Flow for the calendar year then most recently ended, and (C) if an Event of Default shall have occurred and is then continuing as of the date upon which such offer is required to be made, the principal amount of the Term Loans equal to one hundred percent (100%) of Free Cash Flow for the calendar year then most recently ended. Each Lender shall have the right to reject any offered mandatory prepayment under this Section 2.06(b)(iv) and, if a Lender does so reject such an offered mandatory prepayment, the Borrower will offer to the Lenders that have agreed to accept the offered prepayment to prepay to such Lenders ratably the amount of such prepayment so rejected. Any amount of Free Cash Flow that all Lenders reject as a mandatory prepayment under this Section 2.06(b)(iv) may be retained and used by the Borrower subject to compliance with the other requirements of the Loan Documents.

(v)         All prepayments under this Section 2.06(b) shall be made together with (A) accrued interest to the date of such prepayment on the principal amount prepaid, and (B) any amounts owing pursuant to Section 9.04(c). Each prepayment of Term Loans pursuant to this Section 2.06(b) shall be applied ratably to the remaining installments thereof on a pro rata basis.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 30

(vi)        Each offer to the Lenders pursuant to clause (i) or clause (iv) of this Section 2.06(b) shall be made by the Borrower by its delivery of a written notice containing such offer to each applicable Lender (with a copy to the Administrative Agent). Any Lender that has not rejected such offer by its giving of written notice of such rejection to the Borrower within ten Business Days after delivery of such offer to such Lender shall be deemed to have automatically accepted such offer.

(c)        Application of Payments to Deferred Total Balance Interest and Deferred Total Balance. Notwithstanding anything to the contrary contained in Section 2.06(a) or Section 2.06(b) or elsewhere in this Agreement, but subject to Section 2.11(f), any and all optional or mandatory prepayments made or required to be made in accordance with this Section 2.06 shall be applied, first, to accrued and unpaid Deferred Total Balance Interest (until all such Deferred Total Balance Interest has been paid in full), second, to the Deferred Total Balance (until the Deferred Total Balance shall be paid in full) and, third, to the optional or mandatory prepayments of principal of the Term Loans as provided in Section 2.06(a) or Section 2.06(b), as applicable.

Section 2.07.	Interest.

(a)        Scheduled Interest. Subject to Section 2.07(b) and Section 9.09, the Term Loans (exclusive of the Deferred Principal Balance which shall accrue interest as provided in Section 2.07(c)) shall accrue interest, and the Borrower shall pay interest on the unpaid principal amount of the Term Loans (exclusive of the Deferred Principal Balance) owing to each Lender from the Effective Date until such principal amount shall be paid in full, at the following rates per annum:

(i)         Base Rate Loans. During such periods as all or any portion of the Term Loans (exclusive of the Deferred Principal Balance) is a Base Rate Loan and with respect to the entirety of the principal amount of all Base Rate Loans, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin therefor in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December during such periods and on the date such Base Rate Loan shall be Converted or paid in full.

(ii)        Eurodollar Rate Loans. During such periods as all or any portion of the Term Loans (exclusive of the Deferred Principal Balance) is a Eurodollar Rate Loan and with respect to the entirety of the principal amount of all Eurodollar Rate Loans, a rate per annum equal at all times during each Interest Period for such Term Loans to the sum of (A) the Eurodollar Rate for such Interest Period for such Term Loans plus (B) the Applicable Margin therefor in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period. With respect to each Eurodollar Rate Loan resulting from the Conversion of any Base Rate Loan, the Eurodollar Rate for the first Interest Period applicable thereto shall be the then-existing Eurodollar Rate applicable to all then-existing Eurodollar Rate Loans. All Eurodollar Rate Loans shall be subject to an Interest Period that ends on the same date, which ending date shall be, with respect to the initial Interest Period hereunder, ____________, 200_, and, with respect to each successive Interest Period thereafter, the last Business Day of each June, September, December and March thereafter, and each Eurodollar Rate Loan in existence shall have the same Interest Period, except that the Interest Period applicable to any Eurodollar Rate Loan resulting from the Conversion of a Base Rate Loan may have a different commencement date.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 31

 (iii)       Interest Rate in Effect on the Effective Date. Notwithstanding anything to the contrary contained herein, the entirety of the Term Loans shall be, on and as of the Effective Date, Eurodollar Rate Loans determined as if they were subject to an Interest Period of three months, provided that such initial Interest Period hereunder shall end on the date referred to in Section 2.07(a)(ii).

(b)       Scheduled Interest Payment Adjustment based upon Available Cash Flow. In the event that Available Cash Flow, for any period of three consecutive calendar months (the “subject Available Cash Flow period”) ending on the last day of the month immediately preceding the month during which any calendar quarter ends prior to the Maturity Date (the “subject calendar quarter”), is less than the sum of (A) the principal amount of the Term Loans required to be repaid on the last Business Day of such subject calendar quarter pursuant to clause (i) of Section 2.04(a), exclusive of, and without giving effect to, clause (B) of Section 2.04(a), plus (B) the amount of accrued interest with respect to the Deferred Total Balance required to be paid on the last Business Day of such subject calendar quarter in accordance with Section 2.07(c), plus (C) the amount of accrued interest with respect to the Term Loans (exclusive of the Deferred Principal Balance) required to be paid on the last Business Day of such subject calendar quarter in accordance with Section 2.07(a), exclusive of, and without giving effect to, this Section 2.07(b), then, subject to the proviso below, the Borrower shall be required to pay such interest accrued on the Term Loans (exclusive of the Deferred Principal Balance) on such interest payment date that is attributable to the Applicable Margin under Section 2.07(a)(i) and the Applicable Margin under Section 2.07(a)(ii) only to the extent that such Available Cash Flow for such subject Available Cash Flow period exceeds the sum of (1) the amount of accrued interest with respect to the Deferred Total Balance required to be paid, and actually paid, on such date in accordance with Section 2.07(c) plus (2) the amount of accrued interest with respect to the Term Loans (exclusive of the Deferred Principal Balance) required to be paid, and actually paid, on such date in accordance with Section 2.07(a) but calculated as if accrued interest attributable to the Applicable Margin under Section 2.07(a)(i) and the Applicable Margin under 2.07(a)(ii) were not then payable; provided, however, that (x) the Deferred Total Balance shall not at any time be allowed to exceed Maximum Deferred Total Balance and the Borrower shall be required to pay interest accrued on the Term Loans (exclusive of the Deferred Principal Balance) in accordance with Section 2.07(a) without giving effect to the foregoing provisions of this Section 2.07(b) to the extent necessary to ensure that the Maximum Deferred Total Balance is not exceeded and (y) on each such interest payment date, the amount of any such Deferred Interest not then paid shall be immediately and automatically, as of such interest payment date, added to the Deferred Interest Balance (and therefore also to the Deferred Total Balance) and shall thereupon (commencing on such interest payment date) and thereafter accrue interest at the Deferred Total Balance Rate, which Deferred Total Balance shall be payable as provided in Section 2.04(b) and which Deferred Total Balance Interest shall accrue and be payable as provided in Section 2.07(c). For avoidance of doubt, the Borrower shall be obligated to pay interest accrued on the Term Loans (exclusive of the Deferred Principal Balance) in accordance with Section 2.07(a)(i) and Section 2.07(a)(ii), other than interest attributable to the Applicable Margin under Section 2.07(a)(i) and the Applicable Margin under Section 2.07(a)(ii), irrespective of the amount of any Available Cash Flow. For avoidance of doubt, the amount of any Deferred Principal Balance, as and when added to and becoming a part of the Deferred Total Balance, shall accrue interest at the Deferred Total Balance Rate and not at the interest rate specified above in this Section 2.07(a), which Deferred Total Balance Interest shall accrue and be payable as provided in Section 2.07(c).

(c)        Deferred Total Balance Interest. Subject to Section 2.07(d) and Section 9.09, the Deferred Total Balance shall accrue interest, and the Borrower shall pay interest on the Deferred

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 32

Total Balance owing to each Lender, from the date of the initial creation or existence of the Deferred Total Balance until the Deferred Total Balance shall be paid in full at the rate per annum equal to the Deferred Total Balance Rate. Such interest shall be payable in arrears quarterly on the last Business Day of each March, June, September and December, on the date of any optional or mandatory prepayments referred to in Section 2.06, on the date that the Deferred Total Balance shall be paid in full and on the Maturity Date (if not sooner paid).

(d)       Deferred Total Balance Interest Adjustment based upon Available Cash Flow. In the event that Available Cash Flow, for any period of three consecutive calendar months (the “subject Available Cash Flow period”) ending on the last day of the month immediately preceding the month during which any calendar quarter ends prior to the Maturity Date (the “subject calendar quarter”), is less than the sum of (A) the principal amount of the Term Loans required to be repaid on the last Business Day of such subject calendar quarter pursuant to clause (i) of Section 2.04(a), exclusive of, and without giving effect to, clause (B) of Section 2.04(a), plus (B) the amount of accrued interest with respect to the Deferred Total Balance required to be paid on the last Business Day of such subject calendar quarter in accordance with Section 2.07(c), plus (C) the amount of accrued interest with respect to the Term Loans (exclusive of Deferred Principal Balance) required to be paid on the last Business Day of such subject calendar quarter in accordance with Section 2.07(a), exclusive of, and without giving effect to, Section 2.07(b), then, subject to the proviso below, the Borrower shall be required to pay such interest accrued on the Deferred Total Balance on such interest payment date that is attributable to the Applicable Margin portion of the Deferred Total Balance Rate only to the extent that such Available Cash Flow for such subject Available Cash Flow period exceeds the amount of accrued interest with respect to the Deferred Total Balance required to be paid, and actually paid, on such date in accordance with Section 2.07(c) but calculated as if accrued interest attributable to the Applicable Margin portion of the Deferred Total Balance Rate were not then payable; provided, however, that (x) the Deferred Total Balance shall not at any time be allowed to exceed the Maximum Deferred Total Balance and the Borrower shall be required to pay interest accrued on the Deferred Total Balance in accordance with Section 2.07(c) without giving effect to the foregoing provisions of this Section 2.07(d) to the extent necessary to ensure that the Maximum Deferred Total Balance is not exceeded and (y) on each such interest payment date, the amount of any such Deferred Interest not then paid shall be immediately and automatically, as of such interest payment date, added to the Deferred Interest Balance (and therefore also to the Deferred Total Balance) and shall thereupon (commencing on such interest payment date) and thereafter accrue interest at the Deferred Total Balance Rate, which Deferred Total Balance shall be payable as provided in Section 2.04(b) and which Deferred Total Balance Interest shall accrue and be payable as provided in Section 2.07(c).

(e)        Default Interest. Subject to Section 9.09, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the request of the Required Lenders shall, require that the Borrower pay interest (“Default Interest”) on (i) the unpaid principal amount of the Term Loans (exclusive of the Deferred Principal Balance) and the unpaid amount of the Deferred Total Balance (in each case whether then outstanding as Base Rate Loans or Eurodollar Rate Loans), payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.07(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Term Loans pursuant to clause (i) or (ii) of Section 2.07(a) or on such Deferred Total Balance pursuant to Section 2.07(c), as applicable, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 33

amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Term Loans on which such interest has accrued pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and, in all other cases, on Base Rate Loans pursuant to clause (i) of Section 2.07(a); provided, however, that following the acceleration of the Term Loans, or the giving of notice by the Administrative Agent to accelerate the Term Loans, pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

(f)        Notice of Interest Rate. Promptly after receipt of a notice of Conversion pursuant to Section 2.09, the Administrative Agent shall give notice to the Borrower and each Lender of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(a)(i) or Section 2.07(a)(ii).

Section 2.08.	Fees.
(a)	Reserved.
(b)	Reserved.

(c)        Administration Fee. The Borrower shall pay to the Administrative Agent an annual Administration Fee of $60,000.00 (the “Administration Fee”), which is payable in equal quarterly installments on the last Business Day of each March, June, September and December commencing ____________, _____________, and continuing until the Obligations are paid in full.

(d)       Agents’ Fees. The Borrower shall pay to each Agent for its own account such other fees as may from time to time be agreed between the Borrower and such Agent.

Section 2.09.	Conversion of Term Loans from One Type to Another Type.

(a)        Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Term Loans of one Type into Term Loans of the other Type; provided, however, that any Conversion of Eurodollar Rate Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Eurodollar Rate Loans, and each Conversion of Term Loans shall be made ratably among the Lenders in accordance with the outstanding principal amounts of the Term Loans they hold. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, and (ii) the portion of the Term Loans to be Converted. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b)	Mandatory.

(i)         On the date on which the aggregate unpaid principal amount of Eurodollar Rate Loans shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Eurodollar Rate Loans shall automatically Convert into Base Rate Loans.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 34

(ii)        Upon the occurrence and during the continuance of any Default, (A) each Eurodollar Rate Loan will automatically, on the last day of the then-existing Interest Period therefor, Convert into a Base Rate Loan and (B) the obligation of the Lenders to make, or to Convert Term Loans into, Eurodollar Rate Loans shall be suspended.

Section 2.10.	Increased Costs, Etc.

(a)        If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request issued after the Effective Date from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Loans (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis or rate of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party and the Borrower’s receipt of a certificate setting forth the calculation of such amount (with a copy of such demand and such certificate to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that the Borrower shall not be responsible for costs under this Section 2.10(a) arising more than 180 days prior to receipt by the Borrower of the demand from the affected Lender Party pursuant to this Section 2.10(a). A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b)       If any Lender Party determines that (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance with any law or regulation or any guideline or request issued after the Effective Date from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s Term Loans, then, upon demand by such Lender Party or such corporation and the Borrower’s receipt of a certificate setting forth the calculation of such amount (with a copy of such demand and such certificate to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s Term Loans; provided, however, that the Borrower shall not be responsible for costs under this Section 2.10(b) arising more than 180 days prior to receipt by the Borrower of the demand from the affected Lender Party pursuant to this Section 2.10(b). A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c)        If, with respect to any Eurodollar Rate Loans for any Interest Period, Lenders owed at least 51% of the then aggregate unpaid principal amount thereof shall notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Eurodollar Rate Loans will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Loan will automatically,

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 35

on the last day of the then-existing Interest Period therefor, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make, or to Convert Term Loans into, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d)       Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Loan of such Lender will automatically, upon such demand, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make, or to Convert Term Loans into, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(e)        In the event that any Lender Party demands payment of costs or additional amounts pursuant to Section 2.10 or Section 2.12 or asserts, pursuant to Section 2.10(d), that it is unlawful for such Lender Party to make Eurodollar Rate Loans or becomes a Defaulting Lender then (subject to such Lender Party’s right to rescind such demand or assertion within ten days after the notice from the Borrower referred to below) the Borrower may, at its sole cost and expense, upon 20 days’ prior written notice to such Lender Party and the Administrative Agent, elect to cause such Lender Party to assign its Term Loans in full to one or more Persons selected by the Borrower so long as (i) each such Person satisfies the criteria of an Eligible Assignee and is reasonably satisfactory to the Administrative Agent, (ii) such Lender Party receives payment in full in cash of the outstanding principal amount of all Term Loans held by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender Party as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.10, 2.12 and 9.04) and (iii) each such Lender Party assignee agrees to accept such assignment and to assume all obligations of such Lender Party hereunder in accordance with Section 9.07.

Section 2.11.	Payments and Computations.

(a)        The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in immediately available funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. (For avoidance of doubt, Deferred Total Balance Interest shall be payable in immediately available funds.) The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 36

accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)       The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or under the other Loan Documents, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party or such Affiliate any amount so due.

(c)        All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)       Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or other fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)        Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f)        Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lender Parties under or in respect of this Agreement and the other

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 37

Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lender Parties in the following order of priority:

(i)         first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

(ii)        second, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Section 9.04 hereof, Section 22 of the Security Agreement and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iii)       third, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.12 hereof on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

(iv)       fourth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Agents and the Lender Parties under Section 2.07(e) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Agents and the Lender Parties on such date;

(v)        fifth (except to the extent, if any, paid pursuant to clause (iv) preceding), to the payment of all of the accrued and unpaid interest on the Deferred Total Balance that is due and payable to the Lender Parties under Section 2.07(c) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Lender Parties on such date;

(vi)       sixth (except to the extent, if any, paid pursuant to clause (iv) preceding), to the payment of all of the accrued and unpaid interest on the Term Loans (exclusive of the Deferred Principal Balance) that is due and payable to the Lender Parties under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Lender Parties on such date;

(vii)      seventh, to the payment of the amount of the Deferred Total Balance that is due and payable to the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such Deferred Total Balance owing to the Lender Parties on such date;

(viii)     eighth, to the payment of the principal amount of all of the outstanding Term Loans (exclusive of the Deferred Principal Balance) that is due and payable to the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such principal owing to the Lender Parties on such date; and

(ix)       ninth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Agents and the

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 38

Lender Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agents and the Lender Parties on such date.

If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Obligations to which, or the manner in which, such funds are to be applied, the Administrative Agent shall distribute such funds ratably among the Lender Parties in accordance with the outstanding principal amounts of the Term Loans they hold at such time, in repayment or prepayment of such of the outstanding Term Loans or other Obligations then owing to such Lender Party as the Administrative Agent may, in its discretion, so determine, and, if and to the extent applied to the Term Loans, for application to the principal repayment installments thereof in inverse order of maturity.

Section 2.12.	Taxes.

(a)        Any and all payments by any Loan Party to or for the account of any Lender Party or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by the United States or any political subdivision thereof or any other jurisdiction or any political subdivision thereof from or through which such payments are made, excluding, in the case of each Lender Party and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof and branch profits taxes imposed by the United States or similar tax imposed by the jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the other Loan Documents being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender Party or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)       In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement and/or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c)        The Loan Parties shall indemnify each Lender Party and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and the full amount of Taxes and Other Taxes imposed or asserted on amounts payable under this Section 2.12, imposed on or

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 39

paid by such Lender Party or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor.

(d)       Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)        Each Lender Party that is not a United States person shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Loan Party (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and such Loan Party with two original Internal Revenue Service Forms W-8BEN and/or Form W-8IMY, as applicable (in each case, certifying that it is entitled to benefits under an income tax treaty to which the United States is a party) or W-8ECI, or in the case of a Lender Party that has certified in writing to the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Loan Party or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN or Form W-8IMY, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the other Loan Documents. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. To the extent required by applicable law, each Lender Party that is a United States person shall, on the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, upon expiration or obsolescence of any form previously submitted

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 40

under this Section 2.12(e), and from time to time thereafter as reasonably requested in writing by the Loan Party (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and such Loan Party with two original Internal Revenue Service Forms W-9 (or successor forms) establishing that such Lender Party is not subject to U.S. backup withholding tax. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8EC1 or the related certificate described above, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f)        For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to payments of additional amounts or indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(g)       If a Lender Party determines, in its sole discretion, that it has received a refund from a taxing authority of Taxes as to which it has been indemnified or paid additional amounts by a Loan Party pursuant to this Section 2.12, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.12 with respect to the Taxes giving rise to such refund), net of all out of pocket expenses of the Lender Party, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund), within 60 days after receipt of such refund. Notwithstanding the foregoing, (i) no Loan Party shall be entitled to review the tax records or financial information of any Lender Party, (ii) no Lender Party shall have any obligation to pursue (and no Loan Party shall have any right to assert) any refund of Taxes that may be paid by a Loan Party, and (iii) a Loan Party receiving any such refund from a Lender Party pursuant to this Section 2.12(g) shall promptly pay over to the Lender Party any portion of such refund that subsequently is disallowed by the relevant taxing authority (plus any interest, penalties or other charges imposed by the relevant taxing authority).

Section 2.13.    Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 41

Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

Section 2.14.	Reserved.
Section 2.15.	Defaulting Lenders.
(a)	Reserved.

(b)       In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to any Agent or any of the other Lender Parties and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Agents or such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Agents or such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent, such other Agents and such other Lender Parties and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent, such other Agents and such other Lender Parties, in the following order of priority:

(i)         first, to the Agents for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Agents; and

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 42

(ii)        second, to any other Lender Parties for any Defaulted Amounts then owing to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.

(c)        In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Amount and (iii) the Borrower, any Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such Agent or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with a bank (the “Escrow Bank”) selected by the Administrative Agent, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be the Escrow Bank’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such amounts are required to be paid and, if the amount so held in escrow shall at any time be insufficient to pay all such amounts required to be paid at such time, in the following order of priority:

(i)         first, to the Agents for any amounts then due and payable by such Defaulting Lender to them hereunder, in their capacities as such, ratably in accordance with such respective amounts then due and payable to the Agents; and

(i)         second, to any other Lender Parties for any amounts then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 43

(d)       The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Amount.

Section 2.16.	Evidence of Debt.

(a)        Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Term Loans owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. On the Effective Date or, in the case of any change after the Effective Date in the identity of any Lender or, as a result of any Assignment and Acceptance, in the principal amount of the Term Loans held by any Lender, promptly upon the request of any Lender, the Borrower shall execute and deliver to each Lender, with a copy to the Administrative Agent, one or more Notes (as such Lender may, in its discretion, require), each in substantially the form of Exhibit B hereto, payable to the order of such Lender in the aggregate principal amount equal to the Term Loans held by such Lender. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b)       If requested by the Required Lenders, the Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the amount and Type of the Term Loans held by each Lender Party and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by the Administrative Agent, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c)        Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and entries made in good faith by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

ARTICLE III

CONDITIONS OF LENDING

Section 3.01.    Conditions Precedent to Effectiveness of this Agreement. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which each of the following conditions has been and continues to be satisfied or waived, and the obligation of each Lender to extend the maturity date of the Term Loans on the Effective Date is subject to the satisfaction or waiver of such conditions precedent before or concurrently with (and continuing on) the Effective Date (which Effective Date is contemplated to occur on the Plan Effective Date):

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 44

(a)        The Plan of Reorganization shall have been approved by the Bankruptcy Court and become fully effective and consummated in accordance with its terms and the Confirmation Order, which Confirmation Order shall approve the Plan of Reorganization and the execution, delivery and performance of the Transactions Documents and shall otherwise be in form and substance satisfactory to the Administrative Agent and shall have been issued and become effective and shall remain effective as provided in the definition of the term “Final Order”. In addition to and without limiting the generality of the foregoing, all interest, fees, costs, expenses and other “Obligations” (as such term is defined in the Existing Credit Agreement) accrued, incurred, outstanding, owing or payable under or pursuant to the Existing Credit Agreement or any other “Loan Document” (as such term is defined in the Existing Credit Agreement), other than the principal amount of the “Advances” (as such term is defined in the Existing Credit Agreement), as of the Effective Date shall have been paid in full as of the Effective Date to the applicable “Agent” (as such term is defined in the Existing Credit Agreement) or “Lender” (as such term is defined in the Existing Credit Agreement) to which the same is owing or payable.

(b)       The Purchase Agreement shall have been executed by all parties thereto, each of the conditions precedent set forth in Article VI of the Purchase Agreement, other than the conditions precedent relating to the “Second Closing”, as such term is defined in the Purchase Agreement, referred to in Section 6.6 of the Purchase Agreement, shall have been satisfied to the reasonable satisfaction of the Administrative Agent, and all Transactions contemplated to occur as a part of the “First Closing”, as such term is defined in the Purchase Agreement, shall have occurred (or shall occur concurrently with the Effective Date).

(c)        The Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

(i)         The Notes payable to the order of the Lenders.

(ii)        An amendment and restatement of the “Security Agreement” (as such term is defined in the Existing Credit Agreement) executed and delivered in connection with the Existing Credit Agreement in substantially the form of Exhibit C-1 hereto (together with each other security agreement and security agreement supplement delivered pursuant to Section 5.01(j), in each case as amended or amended and restated, the “Security Agreement”), duly executed by each Loan Party, together with:

(A)     certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B)     proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may reasonably deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C)     completed requests for information, dated on or before the Effective Date, listing all effective financing statements filed in the jurisdictions

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 45

referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D)     evidence of the completion of all other recordings and filings of or with respect to the Security Agreement that the Administrative Agent may reasonably deem necessary or desirable in order to perfect and protect the security interest created thereunder,

(E)     evidence of the insurance required by the terms of the Security Agreement,

(F)      copies of the Trademark License Agreement and the Trademark Security Agreement duly executed by each party thereto, together with the Consents and Agreements relating thereto duly executed by each party thereto,

(G)     the Intellectual Property Security Agreement referred to in the Security Agreement (the “Intellectual Property Security Agreement”) in form appropriate for filing with the U.S. Copyright Office and/or U.S. Patent and Trademark Office, as applicable, duly executed by each Loan Party,

(H)     the “Deposit Account Control Agreements” referred to in the Security Agreement, duly executed by each Pledged Account Bank referred to in the Security Agreement,

(I)      the “Securities Account Control Agreements” and/or “Uncertificated Security Control Agreements” referred to in the Security Agreement, duly executed by the Collateral Agent, the applicable Loan Party and the applicable securities intermediary, and

(J)      evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken.

(iii)       A security agreement in substantially the form of Exhibit C-2 hereto (the “Equity Pledge Agreement” [note: Exhibit C-2 is to be revised, if necessary, to reflect the ICA Trust as a pledgor]), duly executed by all owners of the Borrower (including the New General Partner and the New Limited Partner, each of which will become an owner of the Borrower on the Second Closing Date) relating to their Equity Interests in the Borrower, together with:

(A)     certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank,

(B)     proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may reasonably deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Equity Pledge Agreement, covering the Collateral described in the Equity Pledge Agreement, and

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 46

(C)     completed requests for information, dated on or before the Effective Date, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name each of such owners as debtor, together with copies of such other financing statements.

(iv)        Amendments to the “Mortgages” (as such term is defined in the Existing Credit Agreement) executed and delivered in connection with the Existing Credit Agreement in substantially the form of Exhibit D hereto (with such changes as may be reasonably satisfactory to the Administrative Agent and its counsel to account for local law matters) and otherwise in form and substance reasonably satisfactory to the Administrative Agent and covering the Properties (other than Excluded Properties) (together with Assignments of Leases and Rents and each other mortgage delivered pursuant to Section 5.01(j), in each case as amended or amended and restated, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(A)     evidence that counterparts of the amendments to the Mortgages have been either (x) duly recorded on or before the Effective Date or (y) duly executed, acknowledged and delivered in form suitable for filing or recording, in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable and that all filing and recording taxes and fees have been paid,

(B)     currently dated, replacement policies to the “Mortgage Policies” (as such term is defined in the Existing Credit Agreement; as so replaced, the “Mortgage Policies”) in form and substance reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured by the title insurers that issued the Mortgage Policies, or their successors, insuring that the Mortgages as amended continue to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Liens and Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable,

(C)	reserved,

(D)     estoppel and consent agreements (or reaffirmations of or amendments to the estoppel and consent agreements previously executed in connection with the Existing Credit Agreement), in form and substance reasonably satisfactory to the Administrative Agent, executed by each of the lessors of the leased real properties listed on Part B of Schedule 4.01(v) hereto, along with (x) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (y) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary or desirable, in the Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, or (z) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document,

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 47

executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to the Administrative Agent; provided however, that the condition precedent set forth in this clause (D) shall be deemed satisfied if and to the extent that the required Mortgage Policies are received without the necessity of obtaining the agreements and other matters referred to in this clause (D),

(E)	evidence of the insurance required by the terms of the Mortgages,

(F)     certified copies of all management agreements not previously delivered to the Administrative Agent in connection with the Existing Credit Agreement, duly executed by each of the parties thereto, relating to each of the Properties [note: to be deleted if there are none of these disclosed on Schedule 4.01(ff)],

(G)     duly executed management subordination agreements, each in a form reasonably satisfactory to the Administrative Agent, corresponding to each of the management agreements [note: to be deleted if there are no management agreements disclosed on Schedule 4.01(ff)], and

(H)     such other consents, agreements and confirmations of lessors and third parties as the Administrative Agent may reasonably deem necessary or desirable and evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken.

(v)         Certified copies of the resolutions of the board of directors (or similar governing body) of each Loan Party approving the Transactions and each Transactions Document to which it is or is to be a party, and of all documents evidencing other necessary corporate (or limited liability company) action and governmental and other third party approvals and consents, if any, with respect to the Transactions and each Transactions Documents to which it is or is to be a party.

(vi)        A copy of a certificate of the Secretary of State of the jurisdiction of incorporation or formation, as applicable, of each Loan Party, dated reasonably near the Effective Date, certifying (A) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary of State’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter on file in such Secretary’s office, (2) such Loan Party has paid all franchise taxes to the date of such certificate and (3) such Loan Party is duly incorporated or formed, as applicable, and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation or formation, as applicable.

(vii)       A certificate of each Loan Party, signed on behalf of such Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(c)(vi), (B) a true and correct copy of the bylaws (or other applicable

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 48

formation documents) of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(c)(v) were adopted and on the Effective Date, (C) the due incorporation (or formation) and good standing or valid existence of such Loan Party as a corporation organized (or, in the case of a limited partnership or limited liability company, formed) under the laws of the jurisdiction of its incorporation (or formation) and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (D) the truth in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the Effective Date and (E) the absence of any event occurring and continuing, or resulting from the Transactions (other than with respect to the Related Documents which are not executed as of the Effective Date) and the Transactions Documents (other than the Related Documents that are not executed as of the Effective Date), that constitutes a Default.

(viii)      A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(ix)        Certified copies of each of the Purchase Agreement and the Escrow Agreement as duly executed by each party thereto, and certified copies of each of the Ownership Restructure Agreements, the Services Agreement and the Value Enhancement Agreement as duly executed by each party thereto (if and to the extent that such agreement has, in fact, been executed by the parties thereto), provided that, if and to the extent that the form and substance of each such agreement referred to in this clause (ix) above has been approved by BNAC, Inc. in connection with the Purchase Agreement, then such agreement shall be deemed to be in form and substance satisfactory to the Administrative Agent in accordance with this Section 3.01(c).

(x)	Reserved.

(xi)        Certificates, in substantially the form of Exhibit E hereto, attesting to the Solvency of each Loan Party on the Effective Date and after giving effect to the consummation of (A) the Plan of Reorganization, (B) the Transactions contemplated by the Loan Documents and (C) the contributions of equity to the capital of the Borrower as contemplated by the Purchase Agreement, from a Responsible Officer of each Loan Party.

(xii)	Reserved.
(xiii)	Reserved.
(xiv)	Reserved.
(xv)	Reserved.

(xvi)      A favorable opinion of Graham Curtin, A Professional Association, counsel for the Loan Parties, in substantially the form of Exhibit F-1 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 49

(xvii)     A favorable opinion of Weil, Gotshal & Manges LLP, counsel for the Loan Parties, in substantially the form of Exhibit F-2 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(xviii)    A favorable opinion of Sterns & Weinroth, P.C., gaming counsel for the Loan Parties in New Jersey, in substantially the form of Exhibit F-3 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(d)	Reserved.
(e)	Reserved.

(f)        The Administrative Agent shall be satisfied that all approvals, acknowledgments and consents from all applicable Gaming Authorities shall have been received in connection with the execution, delivery and performance of this Agreement and the other Loan Documents, including, without limitation, an acknowledgment that the Initial Lenders are exempt from the financial source requirements of the New Jersey Casino Control Act and that all conditions or requirements relating to any such approval, acknowledgment or consent have been obtained.

(g)       The Borrower shall have paid all accrued fees of the Agents and the Lender Parties and all expenses of the Agents (including the accrued fees and expenses of counsel to the Administrative Agent and local counsel to the Lender Parties) due and payable on or prior to the Effective Date.

(h)       The Escrow Agreement shall have been executed and delivered by all parties thereto and shall be in full force and effect, and all conditions contained in the Escrow Agreement, other than the execution and delivery of this Agreement and the extension of the maturity date of the Term Loans hereunder, shall be capable of being satisfied as of the Effective Date.

Section 3.02.	Reserved.

Section 3.03.    Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the Transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Effective Date specifying its objection thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.    Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:

(a)        Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation (as applicable), (ii) is duly qualified and

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 50

in good standing as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify or be licensed could not be reasonably expected to have a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership (as applicable) power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable.

(b)       Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its organization or formation (as applicable), the number of shares, membership interests or partnership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Subsidiary Guarantor have been validly issued, are fully paid and non-assessable and are owned by the Persons set forth in Schedule 4.01(b) and, to the extent owned by a Loan Party, are free and clear of all Liens, except those created under the Collateral Documents.

(c)        The execution, delivery and performance by each Loan Party of each Transactions Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s corporate, limited liability company or limited partnership (as applicable) powers, have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action, and do not (i) contravene such Loan Party’s charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System and Gaming Laws), order, writ, judgment, injunction, decree, determination or award, except for any such violation that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, except for any such conflict, breach, default or required payment that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

(d)       No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Transactions Document to which it is or is to be a party, or for the consummation of the Transactions contemplated thereby, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by any Agent or any Lender Party of its rights

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 51

under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings specifically contemplated in the Collateral Documents or listed on Schedule 4.01(d) hereto, all of which (other than those specifically contemplated by the Collateral Documents) have been duly obtained, taken, given or made and are in full force and effect. All applicable waiting periods in connection with the Transactions have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transactions (except as may be otherwise stated in the Purchase Agreement) or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

(e)        This Agreement has been, and each other Transactions Document when delivered hereunder (or as contemplated hereunder) will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Transactions Document when delivered hereunder (or as contemplated hereunder) will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

(f)        There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any Governmental Authority or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect (other than the matters described in Schedule 4.01(f) hereto) (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of any Transactions Document or the consummation of the Transactions, and there has been no adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(g)       The Debtors’ Consolidated financial statements for the year ended December 31, 2008 included in TER’s Annual Report on Form 10-K for the year ended December 31, 2008 and for the three months ended March 31, 2009 included in TER’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, copies of which have been furnished to each Lender Party, fairly present in all material respects the Consolidated financial condition of the TER and its Subsidiaries as at such dates and the Consolidated results of operations of the TER and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP, and since December 31, 2008, there has been no Material Adverse Change, other than any change disclosed in publicly filed documents filed by the TER or any of its Subsidiaries not less than five Business Days prior to the Effective Date.

(h)	Reserved.
(i)	Reserved.

(j)        All Gaming Licenses have been duly obtained and are in full force and effect without any known conflict with the rights of others and free from any unduly burdensome restrictions, except where any such failure to obtain such Gaming Licenses or any such conflict or restriction could not reasonably be expected to have a Material Adverse Effect. None of the Loan Parties has received any written notice or other written communications from any Gaming Authority regarding (A) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Gaming License, or (B) any other limitations on the conduct of business by any Loan Party, except where any such

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 52

revocation, withdrawal, suspension, termination, modification, imposition or limitation could not reasonably be expected to have a Material Adverse Effect.

(k)       No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Term Loans have been or will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(l)        Neither any Loan Party nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither any Loan Party nor any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. Neither the making nor maintenance of the Term Loans, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other Transactions contemplated by the Transactions Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(m)      All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral (subject solely to Permitted Liens), securing the payment of the Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have beenduly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents and Permitted Liens. Each Mortgage creates, as security for the Obligations purported to be secured thereby, a valid and enforceable first mortgage Lien on the respective Property in favor of the Administrative Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties, superior and prior to the rights of all third Persons, subject to Permitted Liens.

(n)       Each Loan Party is, individually and together with its Subsidiaries, Solvent after giving effect to the consummation of (i) the Plan of Reorganization, (ii) the Transactions contemplated by the Loan Documents and (iii) the contributions of equity to the capital of the Borrower as contemplated by the Purchase Agreement.

(o)          (i)          Set forth on Schedule 4.01(o) hereto is a complete and accurate list of all Plans and Multiemployer Plans.

(ii)         No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that could reasonably be expected to result in a material liability to a Loan Party or any ERISA Affiliate.

(iii)        Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties, is complete and accurate in all material respects and

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 53

fairly presents in all material respects the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iv)        Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(v)         Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(p)        (i)         The operations and properties of each Loan Party and each of its Subsidiaries comply in all respects with all applicable Environmental Laws and Environmental Permits except as could not reasonably be expected to result in any Loan Party incurring material liabilities under Environmental Laws, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing material obligations or costs, and no conditions exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could reasonably be expected to have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law which in each case could reasonably be expected to have a Material Adverse Effect.

(ii)         Except for matters that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the properties currently or, to the knowledge of the Borrower, formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or formally proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list, and neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries at the time owned or operated by said entity have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(q)          (i)         Except as set forth on Part I of Schedule 4.01(q), neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement.

(ii)         Each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all material tax returns (federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

(iii)        Except as set forth in Part II of Schedule 4.01(q), no issues have been raised by any federal, state, local or foreign tax authorities in respect of tax periods for which the applicable statute of limitations for assessment or collection has not expired that, individually or in the aggregate, could be reasonably likely to have a Material Adverse Effect.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 54

(r)        Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that would be reasonably likely to have a Material Adverse Effect.

(s)	Reserved.

(t)        Set forth on Schedule 4.01(t) hereto is a complete and accurate list of all Surviving Debt, showing as of the date set forth therein the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

(u)       Set forth on Schedule 4.01(u) hereto is a complete and accurate list of all Liens (other than Permitted Liens) on the property or assets of any Loan Party or any of its Subsidiaries as of the date set forth therein, showing the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto as of the date set forth therein.

(v)          (i)         Set forth on Part A of Schedule 4.01(v) hereto is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries, as of the date hereof, showing the street address, county or other relevant jurisdiction, state, record owner and book value thereof as of the date set forth therein. Each Loan Party or such Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(ii)         Set forth on Part B of Schedule 4.01(v) is a complete and accurate list, as of the date hereof, of all leases of the real property under which anyLoan Party is the lessee, showing as of the date hereof the material terms thereof (including the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof) to the reasonable satisfaction of the Administrative Agent. To the knowledge of the Borrower, each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(iii)        Set forth on Part C of Schedule 4.01(v) hereto is a complete and accurate list, as of the date hereof, of all leases of real property under which any Loan Party is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. To the knowledge of the Borrower, each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(w)       Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all Investments involving amounts in excess of $100,000 held by any Loan Party or any of its Subsidiaries on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

(x)       Set forth on Schedule 4.01(x) hereto is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof on the date hereof, of each Loan Party or any of its Subsidiaries, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 55

(y)       Neither any material “Default” nor any “Event of Default”, as such terms are defined in the Existing Credit Agreement, has occurred and is continuing, except for any such Default or Event of Default which (i) has occurred (A) under clause (f) of Section 6.01 of the Existing Credit Agreement in connection with the filing of the Bankruptcy Cases, (B) under clause (e) of Section 6.01 of the Existing Credit Agreement in connection with the nonpayment of (1) the “New Notes” (as such term is defined in the Existing Credit Agreement) or (2) any other Debt, (C) under clause (k) of Section 6.01 of the Existing Credit Agreement in connection with a Change of Control (as such term is defined in the Existing Credit Agreement) resulting from the consummation of the Transactions contemplated by the Purchase Agreement, or (ii) is disclosed on Schedule 4.01(y) hereto.

(z)        Each of the Loan Parties represents and warrants that, as of the Effective Date, it is not a party to any management, franchise agreement or other similar agreement with any Person (other than a Loan Party) relating to the management or operation of any Casino Property; and each of the Loan Parties agrees that it shall not enter into any such agreement with any Person (other than a Loan Party) if, (i) in the case of a management agreement, such agreement relates to the day-to-day management of substantially all of the hotel operations of any Casino Property or (ii) in the case of a franchise agreement or similar agreement, such agreement relates to the management and operation of substantially all of the hotel operations of any Casino Property, unless, in each case, it causes such Person to enter into, contemporaneously therewith, a subordination agreement, in the case of a management agreement, or a comfort letter, in the case of a franchise agreement or similar agreement, in either case in form and substance reasonably satisfactory to Administrative Agent.

(aa)      To the knowledge of the Loan Parties, the New Tower has been constructed and developed substantially in accordance with the Plans and Specifications, the Construction Contracts, all requirements of Governmental Authorities. The New Tower has been completed and is being operated in the ordinary course of business. All amounts heretofore due in regard to the construction of the New Tower have been paid to the knowledge of the Loan Parties, and no Lien or Lien claim, including, without limitation, any Lien or Lien claim in favor of any person or entity providing labor and/or materials for the construction of the New Tower, exists or is threatened. All permits, licenses and authorizations necessary for the construction, completion and operation of the New Tower as of the date hereof have been obtained and are in effect except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(bb)	Reserved.

(cc)      Each of the Loan Parties represents and warrants that none of the Casino Properties contains any asbestos or asbestos-containing material except under circumstances that could not reasonably be expected to have a Material Adverse Effect.

(dd)	Reserved.

(ee)      Each of the ROFO Agreement, the Voting Agreement and the Warrant Agreement has expired or has been terminated pursuant to the Plan of Reorganization and no such agreement is in effect. [Confirm.]

(ff)       Set forth on Schedule 4.01(ff) hereto is a complete and accurate list of all management agreements entered into with respect to any of the Properties and all subordination

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 56

agreements relating to all such management agreements, in each case which are in effect as of the Effective Date.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

Section 5.01.    Affirmative Covenants. So long as any Term Loan or any other Obligation (other than Unmatured Surviving Obligations) of any Loan Party under any Loan Document shall remain unpaid, each Loan Party will:

(a)	Compliance with Laws; Maintenance of Gaming Licenses, Etc.

(i)         Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and Gaming Laws.

(ii)        Maintain, and cause each of its Subsidiaries to maintain, (A) such valid Gaming Licenses in all jurisdictions as may be necessary to operate each of its Gaming Facilities, the absence of which could reasonably be expected to have a Material Adverse Effect, and (B) all liquor licenses and registrations as may be necessary to sell alcoholic beverages from and in its Gaming Facilities.

(iii)       Except in the case of any License Revocation or a revocation or non-renewal of a liquor license or registration that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, notify, and cause each of its Subsidiaries to notify, the Administrative Agent promptly upon a License Revocation or a revocation or non-renewal of a liquor license or registration.

(b)       Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all material lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither any Loan Party nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors and is not subject to a stay.

(c)        Compliance with Environmental Laws. Except as could not reasonably be expected to result in any Loan Party incurring any material liability under any Environmental Laws, comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 57

Laws; provided, however, that neither any Loan Party nor any of its Subsidiaries shall be required to undertake any such investigation, cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d)       Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, property and liability insurance with responsible and reputable insurance companies or associations (rated A- or better by Best’s Insurance Guide and Key Ratings with a minimum Financial Size Condition of “X”) that, with regard to property insurance, is in the forms, types (and covering the perils) and amounts, and with the deductibles, set forth in Schedule 5.01(d) hereto; provided, however, that the amount of coverage for each peril must at all times be at least equal to the greater of (i) the amount therefor set forth on Schedule 5.01(d), or (ii) the then outstanding aggregate principal amount of the Term Loans, in each case more than the deductible therefor and the associated deductible cannot be greater than $20,000,000, except that, with respect to flood and named storm coverage only, such deductible may be as much as 3% of insurable values; provided, further, however, that at any time during which insurance coverage for terrorism is unavailable, then the Loan Parties and their Subsidiaries shall not be required to maintain such insurance coverage for terrorism. The Agents and the Lenders shall have the right, but not the obligation, to independently investigate options for insurance and/or to obtain any of the aforesaid insurance for the benefit of the Agents and the Lenders and add such insurance costs to the Obligations. The Collateral Agent shall be named as loss payee and mortgagee with respect to all property insurance policies, and the Agents and the Lenders shall be named as additional insureds with respect to all liability insurance policies. All such insurance policies shall be in form and substance, and shall include such endorsements, as shall be reasonably satisfactory to the Collateral Agent.

(e)        Preservation of Legal Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises, other than those, in each case, that could not reasonably be expected to have a Material Adverse Effect; provided, however, that such Loan Party and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d).

(f)        Visitation Rights. At any reasonable time during normal business hours and from time to time upon reasonable notice, permit any of the Agents or any of the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Loan Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Loan Party and any of its Subsidiaries with any of their officers, directors or members and with their independent certified public accountants at the Borrower’s expense; provided that only one such visit of each Agent and Lender Party per Fiscal Year shall be at the expense of the Borrower.

(g)       Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(h)       Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 58

(i)        Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided that the foregoing provision shall not apply to: (i) the payment of (x) reasonable and customary fees paid to, and (y) indemnities in the ordinary course of business provided on behalf of, officers, directors, employees or consultants of the Borrower or any of their respective Subsidiaries; (ii) the Trademark License Agreement; (iii) the Trademark Security Agreement; (iv) the Services Agreement; (v) the Value Enhancement Agreement and (vi) payments of the Obligations under this Agreement and the other Loan Documents.

(j)        Covenant to Guarantee Obligations and Give Security. Upon (x) the request of the Collateral Agent following the occurrence and during the continuance of an Event of Default, (y) the formation or acquisition of any new direct or indirect Subsidiary (other than a CFC or a Subsidiary that is held directly or indirectly by a CFC) by any Loan Party (each, a “New Subsidiary”) or (z) the acquisition of any property by any Loan Party, and such property, in the judgment of the Collateral Agent, shall not already be subject to a perfected first priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties, then in each case at the Borrower’s expense:

(i)         in connection with the formation or acquisition of a New Subsidiary, within 10 days after such formation or acquisition, cause each such New Subsidiary, and cause each direct and indirect parent of such New Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent a Guaranty or Guaranty Supplement, in form and substance reasonably satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii)        within 10 days after (A) such request furnish to the Collateral Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail reasonably satisfactory to the Collateral Agent and (B) such formation or acquisition, furnish to the Collateral Agent a description of the real and personal properties of such New Subsidiary or the real and personal properties so acquired, in each case in detail reasonably satisfactory to the Collateral Agent,

(iii)       within 15 days after (A) such request or acquisition by any Loan Party of a parcel of real property with a value greater than $5,000,000, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Collateral Agent such additional mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to, the Collateral Agent, securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such properties and (B) such formation or acquisition of any New Subsidiary, duly execute and deliver and cause each New Subsidiary to duly execute and deliver to the Collateral Agent mortgages, pledges, assignments, security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to, the Collateral Agent, securing payment of all of the obligations of such New Subsidiary under the Loan Documents; provided that if such new property is Equity Interests in a CFC, only 66% of such Equity Interests shall be pledged in favor of the Secured Parties,

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 59

(iv)        within 30 days after such request, formation or acquisition, take, and cause each Loan Party and each such New Subsidiary to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements and security agreements delivered pursuant to this Section 5.01(j), enforceable against all third parties in accordance with their terms,

(v)         within 60 days after such request, formation or acquisition, deliver to the Collateral Agent, upon the reasonable request of the Collateral Agent, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Lender Parties, of counsel for the Loan Parties acceptable to the Collateral Agent as to (A) such guaranties, guaranty supplements, mortgages, pledges, assignments, security agreement supplements and security agreements being legal, valid and binding obligations of each Loan Party thereto enforceable in accordance with their terms, as to the matters contained in clause (iv) above, (B) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and (C) such other matters as the Collateral Agent may reasonably request,

(vi)        as promptly as practicable after such request, formation or acquisition, deliver, upon the reasonable request of the Collateral Agent, to the Collateral Agent with respect to each parcel of real property with a value greater than $5,000,000 owned or held by each Loan Party and each New Subsidiary, title reports, surveys and engineering, soils and other reports, environmental assessment reports, tenant estoppels and each of the other items, mutatis mutandis, set forth in Section 3.01(c)(iv) as may be applicable, each in scope, form and substance reasonably satisfactory to the Collateral Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Collateral Agent, and

(vii)       at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each New Subsidiary to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each New Subsidiary to take, all such other action as the Collateral Agent may reasonably deem necessary or desirable in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements.

(k)	Further Assurances.

(i)         Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof,

(ii)        promptly upon request by any Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file,

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 60

register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the provisions of the Loan Documents, (B) to the fullest extent permitted by applicable law and agreements with third parties, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights now or hereafter granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so, and

(iii)       take each action set forth on Schedule 5.01(k) hereto within the time period set forth on such Schedule for the taking of such action.

(l)        Performance of Related Documents. Perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms and provisions of each Related Document to be performed or observed by it, maintain each such Related Document in full force and effect, enforce each such Related Document in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Related Document such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make thereunder, other than, in each case, where the failure to take such action could not reasonably be expected to have a Material Adverse Effect.

(m)      Preparation of Environmental Reports. Upon and during the continuance of an Event of Default or at any time and from time to time at the Administrative Agent’s request (at the expense of the Administrative Agent if no Default or Event of Default shall then exist), permit the Administrative Agent on five days’ prior written notice to the Borrower to retain an environmental consulting firm to prepare an environmental site assessment report at the expense of the Borrower or such Loan Party (except as provided above), and each Loan Party hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Agents, the Lender Parties, such firm and any agents or representatives thereof a license, subject to the rights of tenants and customary access terms, to enter onto their respective properties to undertake such an assessment.

(n)       Compliance with Terms of Leaseholds. Make all material payments and otherwise perform in all material respects all obligations in respect of all material leases of real property to which each Loan Party or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated prior to the end of their term or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any material default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 61

(o)       Cash Concentration Accounts. Maintain, and cause each of its Subsidiaries to maintain, main cash concentration accounts with depositories reasonably acceptable to the Administrative Agent that have complied with the requirements set forth in the Security Agreement with respect to each such account.

(p)	Reserved.
(q)	Reserved.
(r)	Trademark License Agreement, etc.

(i)         Ensure that each of the Trademark License Agreement and the Trademark Security Agreement remains in full force and effect and is not amended, modified or terminated,

(ii)	comply with all of its obligations under each of such agreements,

(iii)       reasonably enforce all of its available rights and remedies under and in connection with each of such agreements,

(iv)       deliver to the Administrative Agent, promptly upon any delivery thereof by or to any party thereto, a true and correct copy of any notice given or received under any such agreement, and

(v)         promptly notify the Administrative Agent, promptly upon such Loan Party’s becoming aware thereof, of any alleged default under, noncompliance with or termination of any such agreement.

In addition, and without limitation of any other right or remedy of any Agent or any Lender, if a “Termination Event” (as such term is defined in the Trademark License Agreement) should occur, the Borrower agrees to timely exercise its option under Section [5.1] of the Trademark License Agreement to convert the “License” (as such term is defined in the Trademark License Agreement) to a royalty-bearing license as contemplated by such Section [5.1]. The Borrower hereby appoints the Administrative Agent as its agent and attorney-in-fact to exercise any and all rights or remedies on behalf of the Borrower and to give all notices that the Borrower may be entitled to give with respect to the Trademark License Agreement, including, without limitation, those rights and remedies and notices with respect to Section [5.1] thereof. This appointment by the Borrower of the Administrative Agent is irrevocable, shall last for the full term of the Trademark License Agreement, including all renewals and extensions of its term, and is coupled with an interest.

(s)        Gaming Laws. Promptly perform and observe, and cause each of its Subsidiaries to promptly perform and observe, all conditions, requirements and other terms and provisions of each resolution, notice, approval, consent or other action of or by any Gaming Authority in any way relating to the execution, delivery or performance of this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 62

Section 5.02.    Negative Covenants. So long as any Term Loans or any other Obligation (other than an Unmatured Surviving Obligation) of any Loan Party under any Loan Document shall remain unpaid, no Loan Party will at any time:

(a)        Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names such Loan Party or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i)	Liens created under the Loan Documents;
(ii)	Reserved;
(iii)	Permitted Liens;

(iv)        Liens relating to any custom duties imposed in the ordinary course of business;

(v)         Liens existing on the date hereof and described on Schedule 4.01(u) hereto;

(vi)        purchase money Liens upon or in moveable personal property not essential (as determined by the Administrative Agent in its reasonable judgment) to the operation of any property owned by such Loan Party taken as a whole, and, in the case of any Loan Party that owns any Casino Property, not essential (as determined by the Administrative Agent in its reasonable judgment) to the operation of such Casino Property taken as a whole, and acquired or held by such Loan Party or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (vi) shall not exceed the amount permitted under Section 5.02(b)(iii) at any time outstanding;

(vii)       Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(iv); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 63

(viii)      Liens arising under applicable Gaming Laws; provided that no such Lien constitutes a Lien securing repayment of Debt;

(ix)        bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the financial institutions with which such accounts are maintained, securing amounts owing to such financial institutions with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements, provided that no such Lien or right of setoff shall secure (either directly or indirectly) the repayment of any Debt;

(x)         licenses of Intellectual Property granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower and any of its Subsidiaries;

(xi)        Leases with respect to the properties (other than those relating to any material part of any Casino Property) of the Borrower or any Subsidiary, in each case entered into in the ordinary course of the Borrower or any Subsidiary’s business, so long as such leases are expressly subordinate to the Liens of the Collateral Agent on the properties subject to such leases and such leases do not, individually or in the aggregate, (x) interfere in any material respect with the ordinary conduct of the business of any of the Gaming Facilities and (y) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(xii)       Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Borrower or any of its Subsidiaries (and not created in anticipation or contemplation thereof) in accordance with Section 5.02(f); provided that such Liens were in existence prior to the contemplation of the acquisition, merger or consolidation and do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than the existing Lien;

(xiii)	Reserved; and

(xiv)      other Liens securing Debt outstanding in an aggregate principal amount not to exceed $15,000,000.

(b)       Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i)	Debt under the Loan Documents;
(ii)	Reserved;

(iii)       Debt secured by Liens permitted by Section 5.02(a)(vi) not to exceed, together with Debt permitted under clause (iv) below, an aggregate principal amount of $20,000,000 per Casino Property at any time outstanding;

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 64

(iv)        Capitalized Leases not to exceed in aggregate principal amount, together with Debt permitted pursuant to clause (iii) above, $20,000,000 per Casino Property at any time outstanding, and in the case of Capitalized Leases to which any Subsidiary of any Loan Party is a party, Debt of such Loan Party of the type described in clause (i) of the definition of “Debt” guaranteeing the Obligations of such Subsidiary under such Capitalized Leases;

(v)	the Surviving Debt;

(vi)        Debt consisting of “Protective Loan Advances” (as such term is defined in the Partnership Agreement) made to the Borrower under the Partnership Agreement, provided that, unless and until the Term Loans and all other Obligations are paid in full, the Borrower shall not repay or pay any such Debt or any interest accrued thereon except in connection with a “Deadlock Sale” (as such term is defined in the Partnership Agreement) pursuant to which the Term Loans are assumed in accordance with Section 9.23 hereof as provided in Section [7.12] of the Partnership Agreement as in effect on the Effective Date;

(vii)       Debt owed to the Borrower or a wholly-owned Subsidiary of the Borrower, which Debt shall (x) in the case of Debt owed to a Loan Party, constitute Pledged Debt, (y) be on terms reasonably acceptable to the Administrative Agent and (z) be otherwise permitted under the provisions of Section 5.02(f);

(viii)      to the extent such incurrence does not result in the incurrence by the Borrower or any of its Subsidiaries of any obligation for the payment of Debt for Borrowed Money of others, Debt of the Borrower or any of its Subsidiaries owed to any Person in connection with the termination of employment of or severance obligations owed to such Person and not to exceed $5,000,000 in the aggregate;

(ix)        Debt arising from agreements of the Borrower or a Subsidiary Guarantor providing for indemnifications and adjustments of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantee Obligations in respect of Debt incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that:

(A)     such Debt is not reflected on the balance sheet of the Borrower or any Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (ix)(A)); and

(B)     the maximum assumable liability in respect of all such Debt shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and any Subsidiary in connection with such disposition;

(x)         Debt of the type described in clause (i) or (j) of the definition of Debt that constitutes an Investment solely to the extent permitted by Section 5.02(f);

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 65

(xi)        unsecured Debt of the Borrower, subordinated to the Obligations under the Loan Documents on terms reasonably acceptable to the Administrative Agent and having a maturity date of not less than six months following the Maturity Date and having no amortization prior to the Maturity Date;

(xii)       unsecured Debt in an aggregate principal amount not to exceed $30,000,000, subordinated to the Obligations under the Loan Documents on terms reasonably acceptable to the Administrative Agent, and having a maturity date of not less than six months following the Maturity Date and having no amortization prior to the Maturity Date;

(xiii)      Debt secured by Liens permitted by Section 5.02(a)(xii) in an aggregate principal amount not to exceed $10,000,000; and

(xiv)      Debt representing a refinancing, replacement or refunding of Debt permitted by clauses (b)(iii) through (b)(v) and (b)(xiii) above (the “Refinancing Debt”); provided that

(A)     such Refinancing Debt has a Weighted Average Life to Maturity at the time such Refinancing Debt is incurred which is not less than the remaining Weighted Average Life to Maturity of the Debt being extended, refunded, refinanced, defeased, renewed or replaced,

(B)     the terms relating to principal amount, amortization, maturity and subordination (if any) and other material terms, taken as a whole, of any such Refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lender Parties than the terms of any agreement or instrument governing the Debt being extended, refunded or refinanced and the interest rate applicable to any such Refinancing Debt does not exceed the then applicable market interest rate,

(C)     the principal amount (or accreted value, if applicable) of such Refinancing Debt does not exceed the sum of the outstanding principal amount (or accreted value, if applicable) of the Debt so extended, refunded, refinanced, defeased, renewed or replaced (plus all accrued interest thereon and the amount of all premiums and reasonable expenses incurred in connection therewith),

(D)     the Debt is incurred either by the Borrower or the Subsidiary that is the obligor of the Debt being extended, refunded, refinanced, defeased, renewed or replaced,

(E)     the Debt shall be secured only by the property or assets (if any) securing the Debt to be so extended, refunded, refinanced, defeased, renewed or replaced, and

(F)      such Refinancing Debt shall not include Debt of a Subsidiary that extends, refunds, refinances, defeases, renews or replaces Debt or preferred stock of the Borrower.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 66

(c)        Change in Nature of Business. Engage in, or permit any of its Subsidiaries to engage in, any business, other than Permitted Businesses.

(d)       Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i)         any Subsidiary of the Borrower may merge into or consolidate with the Borrower or any other Subsidiary of the Borrower; provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be the Borrower or a wholly-owned Subsidiary of the Borrower; provided further that, in the case of any such merger or consolidation to which a Guarantor is a party, the Person formed by such merger or consolidation shall be a Guarantor;

(ii)        in connection with any acquisition permitted under Section 5.02(f), the Borrower or any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be the Borrower or a wholly-owned Subsidiary of the Borrower; provided further that, in the case of any merger or consolidation to which a Guarantor is a party, the Person formed by such merger or consolidation shall be a Guarantor; and

(iii)       in connection with any sale or other disposition permitted under Section 5.02(e) (other than clause (viii) thereof), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that, in the case of any merger or consolidation to which a Guarantor is a party, the Person formed by such merger or consolidation shall be a Guarantor;

provided, however, that in each case, immediately before and after giving effect thereto, no Default shall have occurred and be continuing and, in the case of any such merger or consolidation to which the Borrower is a party, the surviving entity in such merger or consolidation shall be the Borrower.

(e)        Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:

(i)	sales, transfers or other dispositions of obsolete assets;

(ii)        the lease or sublease of real property (other than any material part of any Casino Property) or equipment in the ordinary course of business;

(iii)       the license or sublicense (subject to the Liens in favor of the Agents and/or the Lenders) of Intellectual Property in the ordinary course of business and on ordinary business terms;

(iv)        sales, transfers or other dispositions of cash and Cash Equivalents or other property sold or disposed of in the ordinary course of business and on ordinary business terms, including sales of delinquent accounts receivables in connection with the compromise or collection thereof;

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 67

(v)         transfers resulting from or made directly in connection with any casualty, condemnation of property or assets;

(vi)        transfers in connection with any Investment permitted by Section 5.02(f);

(vii)       sales of Inventory in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire Inventory in the ordinary course of business;

(viii)      in a transaction authorized by Section 5.02(d) (other than subsection (iii) thereof);

(ix)        sales, transfers or other dispositions of assets, other than the Properties, Gaming Licenses and Intellectual Property, among Loan Parties occurring in the ordinary course of business, provided that such sales, transfers or other dispositions shall be made expressly subject to the Liens in favor of the Administrative Agent pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent;

(x)	reserved; and

(xi)        so long as no Default shall have occurred and be continuing or would result from such sale, sales, transfers or other dispositions of assets for at least 85% cash consideration and for fair value in an aggregate amount not to exceed $5,000,000 in a single transaction or a series of related transactions; provided that the aggregate amount of all assets disposed under this clause (xi) shall not exceed $20,000,000 and, in the case of any such sale, transfer or other disposition by a Loan Party that owns any Casino Property, all Net Cash Proceeds of such sale, if and to the extent not applied to pay the Obligations, shall be reinvested into Casino Property within 365 days after the date of such sale, transfer or other disposition.

(f)        Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i)          (A) Investments by the Borrower and its Subsidiaries in their Subsidiaries outstanding on the date hereof, (B) additional Investments by the Borrower and its Subsidiaries in Loan Parties, (C) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties and (D) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in wholly-owned Subsidiaries that are not Loan Parties in an aggregate amount invested from and after the Effective Date, not to exceed $5,000,000;

(ii)        loans and advances to employees in the ordinary course of the business of the Borrower and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $500,000 at any time outstanding;

(iii)       Investments by the Borrower and its Subsidiaries in Cash Equivalents;

(iv)        Investments existing on the date hereof and described on Schedule 4.01(w) hereto;

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 68

(v)	Reserved;

(vi)        Investments consisting of intercompany Debt permitted under Section 5.02(b);

(vii)       the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property and assets of, any Person that, upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of its wholly-owned Subsidiaries (including, without limitation, as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this clause (vii):

(A)     any such newly created or acquired Subsidiary shall comply with the requirements of Section 5.01(j);

(B)     the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be Permitted Businesses;

(C)     such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by the Responsible Officer);

(D)     immediately before and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred; and

(E)     the Borrower shall have delivered to the Administrative Agent, on behalf of the Lender Parties, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (vii) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(viii)      Investments by the Borrower and its Subsidiaries not otherwise permitted under this Section 5.02(f) in an aggregate amount not to exceed $5,000,000; provided, however, that, with respect to each Investment made pursuant to this clause (viii):

(A)     such Investment shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 69

(B)     such Investment shall be in property and assets which are part of, or in lines of business which are, Permitted Businesses;

(C)     any determination of the amount of such Investment shall include all cash and noncash consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries in connection with such Investment; and

(D)     immediately before and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred and be continuing;

(ix)	Reserved;

(x)         Investments consisting of trade payables of the Borrower or any of its Subsidiaries created in the ordinary course of business;

(xi)        Investments acquired by the Borrower or any of its Subsidiaries in exchange for settlements and collections;

(xii)       Investments that constitute redemptions, retirements or defeasances of Equity Interests otherwise permitted under Section 5.02(g);

(xiii)      Investments in securities or other assets not constituting cash or Cash Equivalents and received in connection with any transaction permitted under Section 5.02(e);

(xiv)      Investments consisting of Capital Expenditures permitted under Section 5.02(o);

(xv)       Investments required to be made in order to comply with the rules, regulations and requirements of Gaming Authorities and/or Gaming Laws;

(xvi)	Reserved; and

(xvii)     any Investment consisting of the extension of gaming credit to gaming patrons consistent with industry practice in the ordinary course of business.

(g)       Restricted Payments. Declare or pay any distributions or dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or issue or sell any Equity Interests or accept any capital contributions, or, in each case, permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 70

otherwise acquire for value any Equity Interests or to issue or sell any Equity Interests, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(i)         the Borrower may declare and pay distributions or dividends to the New General Partnerin amounts required by the New General Partnerfor ordinary course costs and expenses in an aggregate amount not to exceed $1,500,000 in any Fiscal Year;

(ii)        the Borrower may declare and pay distributions or dividends for the redemption, repurchase or other acquisition or retirement of, or any distribution or dividends to the New General Partnerto effect the redemption, repurchase or acquisition or retirement of, any Equity Interests or Debt of the Borrower or the New General Partner to the extent required by any Gaming Authority;

(iii)       the Borrower may declare and pay distributions or dividends for the repurchase, retirement or other acquisition or retirement of common Equity Interests of the New General Partnerheld by any future, present or former employee, director or consultant of the New General Partner, the Borrower or any of their respective Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate payments made under this clause (iii) shall be in an aggregate amount not to exceed $1,000,000 in any calendar year;

(iv)	reserved;

(v)         the Borrower may (A) declare and pay dividends and distributions payable only in Equity Interests of the Borrower and (B) except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Term Loans pursuant to Section 2.06(b), purchase, redeem, retire, defease or otherwise acquire its Equity Interests with the proceeds received contemporaneously from the issue of new Equity Interests with equal or inferior voting powers, designations, preferences and rights;

(vi)        the Borrower may (A) make cash distributions to each partner pursuant to the tax distribution provisions of Section [6.2] of the Partnership Agreement in an amount equal to such partner’s “Tax Distributions” as such term is defined in the Partnership Agreement (such distributions, the “Tax Distributions”), (B) make payments under the indemnification provisions of Article [11] of the Partnership Agreement and (C) make payments relating to the reimbursement of “Indirect Tax Contest Costs” as provided by and as such term is defined in the “Tax Matters Agreement” as such term is defined in the Purchase Agreement; and

(vii)       any Subsidiary of the Borrower may (A) declare and pay cash dividends to the Borrower, (B) declare and pay cash dividends to its equity owners so long as such dividends are made ratably among its equity owners and (C) accept capital contributions from its parent to the extent permitted under Section 5.02(f)(i).

(h)       Amendments of Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents other than amendments that could not be reasonably expected to have a Material Adverse Effect.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 71

(i)        Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles, or (ii) its Fiscal Year.

(j)        Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (i) the prepayment of the Term Loans in accordance with the terms of this Agreement, (ii) regularly scheduled or required repayments or regularly scheduled or required redemptions of Debt incurred in accordance with the provisions of this Agreement or (iii) any prepayment, redemption or repayment of Debt arising in connection with any Refinancing Debt incurred in accordance with the terms hereof, or amend, modify or change in any manner any term or condition of any Debt in a manner materially adverse to the Loan Parties or the Lender Parties, or permit any of its Subsidiaries to do any of the foregoing other than to prepay any Debt payable to a Loan Party.

(k)	Reserved.

(l)        Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of the Secured Parties or (ii) in connection with (A) any Surviving Debt, (B) any purchase money Debt permitted by Section 5.02(b)(iii) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, (C) any Capitalized Lease permitted by Section 5.02(b)(iv) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, (D) any Debt outstanding on the date any Subsidiary of such Loan Party becomes such a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of such Loan Party), (E) restrictions imposed by Gaming Authorities on the payment of dividends by entities holding Gaming Licenses, (F) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, provided that such restrictions or encumbrances relate only to the assets (or Equity Interests of an entity directly or indirectly owning such assets) being sold pursuant to these contracts and such sale is permitted pursuant to Section 5.02(e), (G) customary provisions in joint venture agreements and other similar agreements so long as the related joint venture or Investment is permitted pursuant to Section 5.02(f), (H) customary provisions contained in leases and other agreements entered into in the ordinary course of business, and (I) customary restrictions in connection with Debt permitted under Section 5.02(b) so long as the Liens in favor of the Secured Parties are specifically permitted.

(m)      Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.

(n)       Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

(o)       Capital Expenditures. Make, or permit any of its Subsidiaries to make, any Capital Expenditures other than:

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 72

(i)         Project Capital Expenditures made by the Borrower and its Subsidiaries; provided, however, that the aggregate amount of such Project Capital Expenditures shall not exceed (A) during the period commencing on the Effective Date through December 31, 2010, the sum of $15,000,000, and (B) during any Fiscal Year commencing with the Fiscal Year ending December 31, 2011, $15,000,000, in each case in the aggregate, provided that if, for any such Fiscal Year under this clause (B), the amount of Project Capital Expenditures permitted to be made in such Fiscal Year exceeds the aggregate amount of Project Capital Expenditures made by the Borrower and its Subsidiaries during such Fiscal Year (the amount of such excess being the “Excess Project Capex Amount”), the Borrower and its Subsidiaries shall be entitled to make additional Project Capital Expenditures in the immediately succeeding Fiscal Year in an amount (such amount being referred to herein as the “Carryover Project Capex Amount”) equal to the lesser of (1) the Excess Project Capex Amount and (2) 75% of the amount permitted to be made in such immediately preceding Fiscal Year (after giving effect to any Carryover Project Capex Amount); provided further, that the amount specified above for any Fiscal Year shall not be deemed to have been utilized to make Project Capital Expenditures until the Carryover Project Capex Amount, if any, applicable to such Fiscal Year shall be utilized in full; and

(ii)        Maintenance Capital Expenditures made by the Borrower and its Subsidiaries.

(p)       Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii)  any agreement or instrument evidencing Surviving Debt, (iii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of such Loan Party, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of such Loan Party, (iv) any purchase money Debt permitted by Section 5.02(b)(iii) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, (v) any Capitalized Lease permitted by Section 5.02(b)(iv) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, (vi) restrictions imposed by Gaming Authorities on the payment of dividends by entities holding Gaming Licenses, (vii) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, provided that such restrictions or encumbrances relate only to the assets (or Equity Interests of an entity directly or indirectly owning such assets) being sold pursuant to these contracts and such sale is permitted pursuant to Section 5.02(e), (viii) customary provisions in joint venture agreements and other similar agreements so long as the related joint venture or Investment is permitted pursuant to Section 5.02(f), and (ix) customary restrictions in connection with Debt permitted under Section 5.02(b) so long as such restrictions are customary in the market for similar types of Debt for issuers or borrowers of similar credit quality.

(q)       Restrictions on Certain Agreements. Enter into, or permit any of its Subsidiaries to enter into, any management or consulting agreement with Donald J. Trump or any Affiliate of

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 73

Donald J. Trump, other than (i) employment agreements in the ordinary course of business consistent with industry practice and (ii) the Services Agreement.

(r)	Reserved.
(s)	Reserved.

(t)        Related Documents and Services Agreement. Amend, supplement, replace or otherwise modify or terminate any of the Related Documents or the Services Agreement.

Section 5.03.    Reporting Requirements. So long as any Term Loan or any other Obligation (other than any Unmatured Surviving Obligation) of any Loan Party under any Loan Document shall remain unpaid, the Loan Parties will furnish to the Agents and the Lender Parties:

(a)        Default Notice. As soon as possible and in any event within two Business Days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the Responsible Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

(b)       Annual Financials. As soon as available and in any event within 120 days after the end of each Fiscal Year, a copy of the annual audit report for such year of the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion as to such audit report of independent public accountants of recognized standing acceptable to the Administrative Agent, together with (i) a certificate of such accounting firm to the Lender Parties stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, and (ii) a certificate of the Responsible Officer of the Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto. In the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP.

(c)        Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with generally

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 74

accepted accounting principles, together with a certificate of said Responsible Officer of the Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto. In the event of any change in generally accepted accounting principles, the Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP.

(d)       Annual Forecasts. As soon as available and in any event no later than 60 days after the end of each Fiscal Year, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries on a quarterly basis for the Fiscal Year following such Fiscal Year and on a quarterly basis for each Fiscal Year thereafter until the Maturity Date.

(e)        Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f), and, promptly after the occurrence thereof, notice of any adverse change in the status or the financial effect on any Loan Party or any of its Subsidiaries of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(f)        Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

(g)       Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender Parties pursuant to any other clause of this Section 5.03.

(h)       Agreement Notices. Promptly upon receipt thereof, copies of all notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any Related Document or any instrument, indenture, loan or credit or similar agreement with respect to Debt in excess of $10,000,000 and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request.

(i)        Revenue Agent Reports. Within 10 days after receipt, copies of all Revenue Agent Reports (Internal Revenue Service Form 886), or other written proposals of the Internal Revenue Service, that propose, determine or otherwise set forth positive adjustments to the federal income tax liability of any Loan Party or, as applicable, the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which any Loan Party is a member aggregating $15,000,000 or more.

(j)	ERISA.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 75

(i)         ERISA Events and ERISA Reports. (A) Promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(ii)        Plan Terminations. Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(iii)       Plan Annual Reports. Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

(iv)        Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(k)       Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could reasonably be expected to materially and adversely affect the continued use of such property in the manner in which it is used as of the Effective Date.

(l)        Real Property. At the same time as delivery of financial statements under Section 5.03(b), a report supplementing Schedule 4.01(v) hereto, including an identification of all owned and leased real property disposed of by the Borrower or any of its Subsidiaries during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete.

(m)      Insurance. At the same time as delivery of financial statements under Section 5.03(b), a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as any Agent, or any Lender Party through the Administrative Agent, may reasonably specify.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 76

(n)       Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

(o)	Reserved.

(p)       Trademark License Agreement. Promptly upon receipt thereof, copies of all notices, petitions, complaints or other writings that reflect or evidence the seeking of an injunction or similar order under the Trademark License Agreement.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01.    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)         (i) the Borrower shall fail to pay any principal of any Term Loans when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Term Loans, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within fiveBusiness Days after the same shall become due and payable; or

(b)       any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)        the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e) (as it relates to preservation of existence) or (i), Section 5.02 or Section 5.03(a), (b) or (c); or

(d)       any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) any officer of a Loan Party becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; or

(e)        any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount of at least $15,000,000 either individually or in the aggregate for all such Loan Parties and Subsidiaries (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 77

due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f)        any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 consecutive days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate, partnership or other entity action to authorize any of the actions set forth above in this subsection (f); or

(g)       any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $15,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect and such judgment has not been paid or discharged; or

(h)       any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could be reasonably likely to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect and such judgment or order remains in effect; or

(i)        any Loan Document after delivery thereof pursuant to Section 3.01 or Section 5.01(j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party to it, or any such Loan Party shall so state in writing; or

(j)        any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral covered thereby or any Loan Party shall so assert in writing; or

(k)	a Change of Control shall occur; or

(l)        any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $15,000,000; or

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 78

(m)      any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $15,000,000 or requires payments exceeding $5,000,000 per annum; or

(n)       any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $5,000,000; or

(o)       the occurrence of a License Revocation with respect to a Gaming License in any jurisdiction in which any Loan Party owns or operates a Gaming Facility (except where such License Revocation or such revocation could not be reasonably expected to have a Material Adverse Effect); provided that such License Revocation continues for at least ten consecutive Business Days; or

(p)       either of the Trademark License Agreement or the Trademark Security Agreement shall terminate or expire for any reason, or any injunction or similar order is granted against any Loan Party under the Trademark License Agreement; or

(q)       any of the Related Documents shall not have been executed and delivered by the Borrower, Donald J. Trump, TER, TCI 2, Ace Entertainment Holdings, Inc. or any other party thereto other than BNAC, Inc., or any of the Transactions contemplated by the Related Documents shall not have been consummated (except if and to the extent that such failure to consummate results from any breach of an obligation by BNAC, Inc.), in each case on or before the Ownership Restructure Date, and any such failure to execute or deliver any Related Document or any such failure to consummate such Transactions shall continue for five Business Days;

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Term Loans, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Term Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the Term Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 79

ARTICLE VII

THE AGENTS

Section 7.01.	Authorization and Action.

(a)        Each Lender Party hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto, including the execution and filing of documents in accordance with the regulatory requirements of any Gaming Authority and consistent with this Agreement. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Term Loans), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law. Each Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

(b)       In furtherance of the foregoing, each Lender Party hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Supplemental Collateral Agents appointed by the Collateral Agent pursuant to Section 7.01(c) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VII (including, without limitation, Section 7.05 as though any such Supplemental Collateral Agents were an “Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c)        Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Collateral Agent may also from time to time, when the Collateral Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 80

removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 7.01(c) in the absence of such Agent’s gross negligence or willful misconduct.

Section 7.02.    Agents’ Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy or e-mail transmission) believed by it to be genuine and signed or sent by the proper party or parties.

Section 7.03.    Beal Bank, Beal Bank Nevada and their Affiliates. With respect to the Term Loans made or held by it and any Notes issued to it, Beal Bank shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not an Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include Beal Bank in its individual capacity. Each of Beal Bank and Beal Bank Nevada and their respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Beal Bank Nevada and Beal Bank (and/or the Affiliates of either) were not an Agent and without any duty to account therefor to the Lender Parties. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

Section 7.04.   Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon any Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 81

Section 7.05.	Indemnification.

(a)        Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b)	Reserved.

(c)        For purposes of this Section 7.05, each Lender Party’s respective ratable share of any amount shall be determined, at any time, based upon the ratio of (i) the aggregate principal amount of the Term Loans outstanding at such time and owing to such Lender Party to (ii) the aggregate principal amount of all Term Loans. The failure of any Lender Party to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

Section 7.06.    Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lender Parties and the Borrower and may be removed at any time with or without cause by the Required Lenders; provided, however, that any removal of the Administrative Agent will not be effective until it or its Affiliate has also been replaced as Collateral Agent and discharged from all of its obligations in respect thereof. Upon any such resignation or removal, the Required Lenders shall have the right (with the consent of the Borrower, so long as no Event of Default has occurred or is continuing) to appoint a successor Agent as to which such Agent has resigned or been removed. If no successor Agent shall have been so appointed by the Required Lenders (or, so long as no Event of Default has occurred or is continuing, consented to by the Borrower), and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 82

amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 7.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

ARTICLE VIII

GUARANTY

Section 8.01.	Guaranty; Limitation of Liability.

(a)        Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required payment or prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by any Agent or any Lender Party in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Agent or any Lender Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)       Each Guarantor, and, by its acceptance of this Guaranty, the Administrative Agent and each Lender Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Subsidiary Guarantor (that is a Subsidiary of the Borrower) hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Subsidiary Guarantor (that is a Subsidiary of the Borrower) hereunder. To effectuate the foregoing intention, the Administrative Agent, the Lender Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 83

(c)        Each Guarantor hereby unconditionally and irrevocably agrees that, in the event any payment shall be required to be made to any Lender Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agents and the Lender Parties under or in respect of the Loan Documents.

Section 8.02.    Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Agent or any Lender Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)        any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)       any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)        any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)       any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)        any change, restructuring or termination of the corporate, partnership or other entity structure or existence of any Loan Party or any of its Subsidiaries;

(f)        any failure of any Agent or any Lender Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Agent or such Lender Party, as the case may be (each Guarantor waiving any duty on the part of the Agents and the Lender Parties to disclose such information);

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 84

(g)       the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)       any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Agent or any Lender Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety, in its capacity as a guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Agent or any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

Section 8.03.	Waivers and Acknowledgments.

(a)        Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, intent to accelerate, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Agent or any Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b)       Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)        Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Agent or any Lender Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d)       Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e)        Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Agent or any Lender Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Agent or such Secured Party, as the case may be.

(f)        Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 85

waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.

Section 8.04.    Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Agent or any Lender Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than Unmatured Surviving Obligations) and all other amounts payable under this Guaranty shall have been paid in full in cash. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations (other than Unmatured Surviving Obligations) and all other amounts payable under this Guaranty, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, and (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, the Agents and the Lender Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

Section 8.05.    Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit G hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

Section 8.06.    Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.06:

(a)        Prohibited Payments, Etc. Except during the continuance of an Event of Default, each Guarantor may receive payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, however,

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 86

unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)       Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Agents and the Lender Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c)        Turn-Over. After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Administrative Agent, acting at the direction of, or with the consent of, the Required Lenders, so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agents and the Lender Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d)       Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default, the Administrative Agent, acting at the direction of, or with the consent of, the Required Lenders, is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

Section 8.07.    Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the payment in full in cash of the Guaranteed Obligations (other than Unmatured Surviving Obligations) and all other amounts payable under this Guaranty, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents and the Lender Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of the Term Loans owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as and to the extent provided in Section 9.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties; provided that any Guarantor may assign its rights to the applicable Loan Party in a transaction permitted pursuant to Section 5.02(d).

ARTICLE IX

MISCELLANEOUS

Section 9.01.    Amendments, Etc. No amendment or waiver of, or forbearance from taking any action in respect of, any provision of this Agreement or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 87

and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(a)        no amendment, waiver or consent shall, unless in writing and signed by all of the Lender Parties (other than any Lender Party that is, at such time, a Defaulting Lender), do any of the following at any time:

(i)	waive any of the conditions specified in Section 3.01; or

(ii)        change the definition of “Required Lenders” or otherwise change the number of Lenders or the percentage of the aggregate unpaid principal amount of the Term Loans that shall be required for the Lenders or any of them to take any action hereunder; or

(iii)       change the order of application of payments set forth in Section 2.11(f); or

(iv)        other than in connection with a transaction specifically permitted hereby, release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lender Parties under the Guaranties); or

(v)         other than in connection with a transaction specifically permitted under this Agreement, release all or substantially all of the Collateral in any transaction or series of transactions.

(b)       no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender specified below for such amendment, waiver or consent:

(i)	Reserved;

(ii)        reduce or forgive the principal of, or stated rate of interest (other than Default Interest) on, the Term Loans owed to a Lender Party or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender Party without the consent of such Lender Party;

(iii)       postpone any date scheduled for any payment of principal of, or interest (other than Default Interest) on, the Term Loans pursuant to Section 2.04 or 2.07 or any date fixed for any payment of fees hereunder to a Lender Party without the consent of such Lender Party (provided, however, that, for avoidance of doubt, any Lender Party may accept or reject any offer of prepayment pursuant to clause (i) or clause (iv) of Section 2.06(b) without the consent of any other Lender Party);

(iv)	Reserved;

(v)         change the order of application of any prepayment of Term Loans from the application thereof set forth in the applicable provisions of Section 2.06(b) in any manner that materially adversely affects any Lender without the consent of such Lender;

(vi)	Reserved; or

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 88

(vii)       amend, waive, modify or consent to any departure from the provisions of this Section 9.01 in a manner that would adversely affect the rights of any Lender under this Section 9.01 without the consent of such Lender;

provided further, that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.

Section 9.02.	Notices, Etc.

(a)        All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic or telecopy communication) and mailed, telegraphed, telecopied or delivered, or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and as delivered as set forth in Section 9.02(b) if to any Loan Party, at the Borrower’s address at 725 Fifth Avenue, New York, New York 10022, Attention: Mr. John Burke, Executive Vice President and Corporate Treasurer; if to any Initial Lender Party, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender Party; if to the Collateral Agent or the Administrative Agent, at its address at 6000 Legacy Drive, Plano, Texas 75024, Attention: James Erwin, or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties; provided, however, that materials and information described in Section 9.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. All such notices and other communications shall, when mailed, telegraphed or telecopied, be effective when deposited in the mails, delivered to the telegraph company or transmitted by telecopier, respectively, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof. As agreed to among the Borrower, including as set forth in Section 9.02(b), the Administrative Agent and the applicable Lender Parties from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

(b)       The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding (i) any notice of Conversion pursuant to Section 2.09, (ii) any notice of any prepayment of the Term Loans pursuant to Section 2.06, (iii) any notice of a Default or Event of Default under this Agreement or (iv) any certificate, agreement or other document required to be delivered to satisfy any condition set forth in Article III of this Agreement (all such non-excluded communications being referred to herein collectively as “Communications”), by delivering the Communications by e-mail to an e-mail address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system reasonably acceptable to the Borrower (the “Platform”).

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 89

(c)        The Platform is provided on an “as is” and “as available” basis and the Agent Parties (as defined below) make no representation or warranty of any kind as the accuracy or completeness of the Communications or as to the adequacy of the Platform, and expressly disclaim any liability for any errors or omissions in the Communications. In no event shall the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, Advisors or representatives (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender Party or any other Person or entity for damages of any kind, including, without limitation, any direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of either Borrower’s or the Administrative Agent’s delivery of any Communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

(d)       The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender Party agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender Party for purposes of the Loan Documents. Each Lender Party agrees (i) to notify the Administrative Agent in writing (including by e-mail) from time to time of such Lender Party’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender Party to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.03.    No Waiver; Remedies. No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right under this Agreement, any Note, any Collateral Document or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04.	Costs and Expenses.

(a)        The Borrower agrees to pay on demand (i) all reasonable costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all reasonable due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, title insurance, survey, environmental, inspection, due diligence, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for each Agent with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all reasonable costs and expenses of each Agent and each Lender Party in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation,

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 90

or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for (A) each Agent and (B) each Lender Party with respect thereto).

(b)       The Borrower agrees to indemnify, defend and save and hold harmless each Agent, each Lender Party and each of their Affiliates and their respective officers, directors, trustees, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and reasonable expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Term Loans, the actual or proposed use of the proceeds of the Term Loans, the Transactions Documents or any of the Transactions contemplated hereby or thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or relates to the release of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries that first occurs after such property is transferred to an Indemnified Party or its successors or assigns by foreclosure, deed-in-lieu of foreclosure or similar transfer. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transactions are consummated.

(c)        If any payment of principal of, or Conversion of, any Eurodollar Rate Loan is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Eurodollar Rate Loan, as a result of a payment or Conversion pursuant to Section 2.06, Section 2.09(b)(i) or Section 2.10(d), acceleration of the maturity of the Term Loans pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Eurodollar Rate Loan upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 2.10(e), Section 9.10 or Section 9.15(b), or if the Borrower fails to make any payment or prepayment of any Term Loans for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, Section 2.06 or Section 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Eurodollar Rate Loan.

(d)       If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 91

(e)        Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Section 2.10, Section 2.12 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

Section 9.05.    Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Term Loans due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement or the other Loan Documents and although such Obligations may be unmatured. Each Agent and each Lender Party agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender Party and their respective Affiliates may have.

Section 9.06.    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Administrative Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender Party.

Section 9.07.	Assignments and Participations.

(a)        Each Lender may assign all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Term Loans owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the Term Loans, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate principal amount of the Term Loans being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower), (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 2.10(e) or Section 9.15(b) shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 92

Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 2.10(e) or Section 9.15(b) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Term Loans owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement and (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes (if any) subject to such assignment.

(b)       Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)        By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d)       The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 93

Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the principal amount of the Term Loans owing to each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lender Parties maytreat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e)        Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the principal amount of the Term Loans assigned to such Eligible Assignee pursuant to such Assignment and Acceptance and, if any assigning Lender that had a Note or Notes prior to such assignment has retained any amount of the Term Loans, a new Note to the order of such assigning Lender in an amount equal to the principal amount of the Term Loans retained by it hereunder. Such new Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(f)	Reserved.

(g)       Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Term Loans owing to it and any Note or Notes held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent by any Loan Party to any departure therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest (other than Default Interest) on, the Term Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Term Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release a substantial portion of the value of the Collateral or the value of the Guaranties and (vi) the participating banks or other entities shall be entitled to the benefit of Section 2.12 to the same extent as if they were a Lender Party but, with respect to any particular participant, to no greater extent than the Lender Party that sold the participation to such participant and only if such participant agrees to comply with Section 2.12(e) and 2.12(g) as though it were a Lender Party.

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 94

(h)       Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or any other Loan Party furnished to such Lender Party by or on behalf of the Borrower or such other Loan Party; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

(i)        Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time (and without the consent of the Administrative Agent or the Borrower) create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Term Loans owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank, in accordance with Regulation A of the Board of Governors of the Federal Reserve System, or any Federal Home Loan Bank.

(j)        Notwithstanding anything to the contrary contained herein, any Lender that is a Fund that invests in bank loans may create a security interest in all or any portion of the Term Loans owing to it and the Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided, however, that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k)	Reserved.

(l)        In connection with any of the transactions described above in this Section 9.07, the Loan Parties agree to use all commercially reasonable efforts to assist each applicable Lender in its efforts to syndicate and assign interests in the Term Loans and/or to sell participation interests in such Lender’s interest in the Term Loans. Such assistance by the Loan Parties and its affiliates shall include, without limitation, (i) using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the Loan Parties’ existing lending relationships, (ii) direct contact between senior management and advisors of the Loan Parties and the proposed syndicate lenders, (iii) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with any syndication and (iv) the hosting, with each applicable Lender, of one or more meetings, consulting with each applicable Lender with respect to the presentations to be made at such meetings, and making available appropriate officers and representatives of the Loan Parties to rehearse such presentations prior to such meetings, as requested by each applicable Lender.

(m)      In connection with any assignment of the Term Loans by Beal Bank or Beal Bank Nevada pursuant to this Section 9.07, each of Beal Bank and Beal Bank Nevada agrees that it will not contractually agree to restrict its voting rights with respect to the Term Loans retained by it after giving effect to such assignment to the extent that such voting rights relate to any of the matters referred to in Section 5.02(e), Section 5.02(f) or Section 5.02(o).

Section 9.08.    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 95

shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier or e-mail transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

Section 9.09.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Agreement, any Note or any other Loan Document, the interest contracted for, charged or paid or agreed to be paid under this Agreement, the Notes and the other Loan Documents shall not, at any time or under any circumstance whatsoever, exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any Agent or any Lender shall contract for, charge or receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charge or received by any Agent or any Lender exceeds the Maximum Rate, such Person may, to the maximum extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread, in equal or unequal parts, the total amount of interest through the entire term of the Obligations hereunder.

Section 9.10.    Non-Consenting Lenders. If at any time, any Lender becomes a Non-Consenting Lender, then the Borrower may, at its sole cost and expense, on five Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 9.07 all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; provided further, that such Non-Consenting Lender shall be entitled to receive the full outstanding principal amount of Term Loans so assigned, together with accrued interest and fees payable in respect of such Term Loans as of the date of such assignment.

Section 9.11.    Confidentiality. Neither any Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner (including the Board of Governors of the Federal Reserve System, any Federal Home Loan Bank, the Federal Deposit Insurance Corporation, the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender Party, (d) to any rating agency when required by it; provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party, (e) in connection with any litigation or proceeding to which such Agent or such Lender Party or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.

Section 9.12.    Release of Collateral. Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents or sale of all of the assets of, or all of the Equity Interests in, a Subsidiary in a transaction permitted by Section 5.02(e), other than any such sale, lease, transfer or other disposition which is, by operation of law or as stated in this Agreement or the other Loan Documents, subject to the Liens of any Agent or Lender Party, the Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 96

evidence the release of such item or such Subsidiary of Collateral from the Lien granted under the Collateral Documents in accordance with the terms of the Loan Documents.

Section 9.13.    Patriot Act Notice. Each Lender Party and each Agent (for itself and not on behalf of any Lender Party) hereby notifies the Loan Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender Party or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by any Agents or any Lender Party in order to assist the Agents and the Lender Parties in maintaining compliance with the Patriot Act.

Section 9.14.	Jurisdiction, Etc.

(a)        Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Texas state court or federal court of the United States of America sitting in Dallas, Texas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Texas State court or, to the fullest extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b)       Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any Texas state or federal court of the United States of America sitting in Dallas, Texas. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)        Notwithstanding the foregoing, any action to enforce any Mortgage shall be brought in the State of New Jersey.

Section 9.15.	Application of Liquor Laws and Gaming Laws.

(a)        This Agreement and the other Loan Documents are subject to laws involving the sale or distribution of liquor (the “Liquor Laws”). Without limiting the foregoing, each of the Administrative Agent and the Lenders acknowledges that (i) it is subject to being called forward by the Governmental Authorities enforcing the Liquor Laws, in their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers in or under this Agreement and the other Loan Documents, including with respect to the Collateral (including the Pledged Equity) and the ownership and operation of Gaming Facilities, may be exercised only to the extent that the exercise thereof does not violate any applicable

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 97

provisions of the Liquor Laws and only to the extent that any (if any) required approvals (including prior approvals) are obtained from the requisite Governmental Authorities.

(b)       This Agreement and the other Loan Documents are subject to Gaming Laws. Without limiting the foregoing, each of the Administrative Agent and the Lenders acknowledges that if the Borrower receives a notice from any applicable Gaming Authority that a Lender has been found disqualified to hold Term Loans made to the Borrower under applicable Gaming Laws (a “Disqualification Finding”), then the Borrower shall, within thirty (30) days after the date of the Disqualification Finding, either (i) replace such Lender with a Person that is both an Eligible Assignee and an Eligible Transferee or (ii) prepay the Term Loans (and other Obligations as set forth in the proviso below) held by or owed to or for the benefit of such disqualified Lender, even where a Default has occurred and is continuing; provided, however, that, concurrently with such replacement or prepayment (as applicable), all Term Loans, accrued and unpaid interest, fees and other Obligations then payable or owed to or for the benefit of such disqualified Lender shall be paid in full. Any such payment under this Section 9.15(b) shall be deemed to be a prepayment as set forth in Section 2.06(a). Notice to such disqualified Lender and the Administrative Agent shall be given by the Borrower within three (3) days of receipt of notice of such Disqualification Finding from the applicable Gaming Authority, and shall be accompanied by evidence demonstrating that such transfer or prepayment is required pursuant to Gaming Laws. Upon receipt of a notice in accordance with the foregoing, the disqualified Lender shall cooperate with the Borrower in effectuating the required transfer or prepayment within the time period set forth in such notice. Commencing on the date the Gaming Authority serves notice of its Disqualification Finding upon the Borrower, and to the extent (but only to the extent) required by applicable Gaming Laws, (A) such Lender shall no longer receive any interest payment on the Term Loans, (B) such Lender shall no longer exercise, directly or indirectly, any right conferred by the Term Loans, and (C) such Lender shall not receive any remuneration in any form from the Borrower for services or otherwise in respect of the Term Loans.

(c)        Each of the Administrative Agent and the Lenders agrees to cooperate with all Gaming Authorities (or be subject to the provisions of Section 2.15) in connection with the provision of such documents or other information as may be requested by such Gaming Authorities relating to the Loan Parties or to the Loan Documents.

(d)       If during the existence of an Event of Default hereunder or under any of the other Loan Documents it shall become necessary, or in the opinion of the Required Lenders advisable, for an agent, supervisor, receiver or other representative of the Administrative Agent and the Lenders to become licensed under any Gaming Law as a condition to receiving the benefit of any Collateral encumbered by the Collateral Documents or other Loan Documents or to otherwise enforce the rights of any Agent or any Lender under the Loan Documents, then the Borrower hereby agrees to grant such license or licenses and to execute such further documents as may be required in connection therewith.

Section 9.16.    Governing Law. This Agreement, the Notes and the other Loan Documents (unless otherwise expressly provided therein), and the rights and obligations of the parties hereunder and thereunder, shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York (including Section 5-1401 of the General Obligations Law of the State of New York), without regard to conflicts of laws principles that would require application of another law.

Section 9.17.    WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE OTHER LOAN PARTIES, THE AGENTS AND THE LENDER PARTIES IRREVOCABLY WAIVES ALL

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 98

RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TERM LOANS OR THE ACTIONS OF ANY AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

Section 9.18.    Limitation of Liability. Each of the Borrower and the other Loan Parties agrees not to assert any claim against any Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Term Loans, the actual or proposed use of the proceeds of the Term Loans, the Transactions Documents or any of the Transactions contemplated by the Transactions Documents.

Section 9.19.    Collateral Documents. Each Lender, for the benefit of the Agents, consents and agrees to the terms of the Collateral Documents as the same may be in effect or may be amended from time to time in accordance with their terms and the terms of this Agreement, and authorizes and directs the Collateral Agent to enter into the Collateral Documents and to perform its obligations and exercise its rights and remedies thereunder in accordance therewith, subject in each case to any discretion that may be provided to the Collateral Agent by any of the terms of any such Collateral Document or this Agreement.

Section 9.20.    Ownership of the New General Partner. Each of the Agents, the Lenders, and the Loan Parties expressly (a) acknowledges that BNAC, Inc., an Affiliate of Beal Bank and Beal Bank Nevada, owns a majority of the Equity Interests of the New General Partner and controls (or may control) the Borrower and (b) agrees that such ownership and/or control shall not impose or otherwise result in any fiduciary or other duty on BNAC, Inc., Beal Bank or Beal Bank Nevada to any party hereto.

Section 9.21.    Amendment and Restatement of Existing Credit Agreement. Upon the effectiveness of this Agreement and effective as of the Effective Date, this Agreement shall constitute an amendment and restatement of, but not an extinguishment of any of the “Advances”, “Loans” or other indebtedness, liabilities and/or obligations of the Borrower or any other Loan Party under, the Existing Credit Agreement.

Section 9.22.    Ratification of Existing Liens. Each of the Borrower and the other Loan Parties hereby (a) ratifies, confirms and reaffirms any and all Liens that it previously granted to the Collateral Agent pursuant to the “Collateral Documents” (as such term is defined in the Existing Credit Agreement), (b) acknowledges and agrees that none of such Liens has expired or has been terminated or released, and (c) acknowledges and agrees that each of such Liens is valid and enforceable in accordance with its terms and continues in full force and effect to secure the payment and performance of the Obligations.

Section 9.23.	Possible Assumption of the Term Loans.

In the event that (a) a “Deadlock Sale” (as such term is defined in the Partnership Agreement) occurs on or before the fifth anniversary of the date of the Partnership Agreement in accordance with Section [7.12] of the Partnership Agreement and (b) the “Accepted Proposal” (as such term is defined in the Partnership Agreement) relating to such “Sale of the Partnership” includes a request by the purchaser thereunder (the “Partnership Purchaser”) that it be allowed to assume the Term Loans as referred to in, and in accordance with, Section [7.12] of the Partnership Agreement, then, notwithstanding that such “Sale of the Partnership” is not otherwise permitted by Section 5.02(e) of this Agreement and/or that a Change of Control shall or may result from such “Sale of the Partnership”, the Partnership Purchaser may assume the Term Loans and all other indebtedness, liabilities and obligations of the Borrower under this

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 99

Agreement and the other Loan Documents concurrently with the consummation of such “Sale of the Partnership” (the “Sale of the Partnership Purchase Date”) if (but only if) each of the following conditions precedent is satisfied in the reasonable discretion of the Agents and the Lenders in connection with such sale and assumption:

(a)        such assumption of the Term Loans by the Partnership Purchaser and all related matters referred to in this Section shall not violate, or result in the violation of or noncompliance with, any law, rule or regulation (including, without limitation, Gaming Laws, Liquor Laws, the Patriot Act or any law, rule or regulation applicable to any Lender);

(b)       this Agreement shall have been amended to provide that the Maturity Date shall be the earliest to occur of (i) the last day for which all terms and provisions of each of the Services Agreement, the Trademark License Agreement, the Trademark Security Agreement and the Value Enhancement Agreement remain in full force and effect as in effect on the Effective Date, (ii) the third anniversary of the Sale of the Partnership Purchase Date or (iii) December 31, 2020;

(c)        the representations and warranties contained in this Agreement and each other Loan Document are true and correct in all material respects on and as of the date of the consummation of such sale and assumption, before and after giving effect thereto (as if the Partnership Purchaser were the Borrower), as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than such date, in which case the same are true and correct as of such specific date;

(d)       no Default or Event of Default shall exist at the time of the consummation of such sale or would result therefrom (other than a Default or Event of Default under Section 5.02(e) of this Agreement which would occur as a direct result of such sale or an Event of Default under Section 6.01(k) of this Agreement (i.e., a Change of Control) which would occur as a direct result of such sale, each of which Defaults or Events of Default is hereby waived in connection with such sale if (but only if) such sale is consummated in accordance with Section [7.12] of the Partnership Agreement and each of the conditions precedent to such assumption is satisfied in accordance herewith as of the date of such consummation);

(e)        the Partnership Purchaser shall have executed and delivered to the Agents an assumption agreement pursuant to which the Partnership Purchaser shall have become the substitute “Borrower” under this Agreement and the other Loan Documents and promissory notes evidencing the Term Loans assumed by it, and each of the Partnership Purchaser and the other Loan Parties shall have executed and delivered to the Agents such guaranties, security agreements, deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust and other Loan Documents (including, without limitation, ratifications, reaffirmations, confirmations, amendments, amendments and restatements or other modifications of or to this Agreement and the other Loan Documents), in each case as the Agents may in their discretion require in connection with such sale and assumption for the purpose of ensuring that this Agreement and all other Loan Documents and all guaranties guaranteeing the payment of the Obligations and all Liens securing the payment and performance of the Obligations, including the required priority of such Liens, remain and continue in full force and effect (with the only change thereto being that the Partnership Purchaser has become the substitute Borrower hereunder and thereunder);

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 100

(f)        the Partnership Purchaser shall have caused to be delivered to the Agents such favorable legal opinions of counsel to the Partnership Purchaser and the other Loan Parties as the Agents may request;

(g)       if required by Section[7.12] of the Partnership Agreement, each of the partners of the Borrower or the owners of such partners shall have purchased a subordinate, participation interest in the Term Loans in the amount specified in such Section [7.12] and pursuant to a participation agreement in form and substance reasonably satisfactory to the Administrative Agent; and

(h)       all other agreements, documents, instruments and certificates, and all other actions, as the Agents may reasonably require in connection with such sale and assumption shall have been executed, delivered and/or taken by the Partnership Purchaser, the other Loan Parties, the Gaming Authorities and/or any other Person as applicable (as the Agents may so require).

Section 9.24.    No Personal Liability of Directors, Officers, Employees and Equity Holders.  No direct or indirect stockholder, partner, member, equity holder, employee, officer or director, as such, past, present or future, of the Borrower, any Guarantor or any successor entity shall have any personal liability in respect of the obligations of the Borrower or any Guarantor under any Loan Document by reason of his, her or its status as such stockholder, partner, member, equity holder, employee, officer or director, except to the extent such Person (a) is a Borrower or a Guarantor, (b) has assumed such obligations of a Borrower or a Guarantor, or (c) otherwise has agreed in writing to have such personal liability. For avoidance of doubt, nothing contained in this Section 9.24 shall limit, restrict, impair or otherwise affect any Lien granted by any Person referred to in this Section 9.24, any indebtedness or obligation secured by any such Lien or any right or remedy of any Agent or Lender with respect to any such Lien, all of which shall be and remain in full force and effect in accordance with their terms.

Section 9.25.    WAIVER AND RELEASE. TO INDUCE THE AGENTS AND THE LENDERS TO EXECUTE THIS AGREEMENT, EACH OF THE LOAN PARTIES (BY ITS EXECUTION OF THIS AGREEMENT BELOW) REPRESENTS AND WARRANTS THAT, AS OF THE EFFECTIVE DATE, THERE ARE NO CLAIMS, COUNTERCLAIMS, CAUSES OF ACTION, OFFSETS, RIGHTS OF RECOUPMENT, DEFENSES OR DEMANDS AGAINST OR WITH RESPECT TO ANY OF ITS INDEBTEDNESS OR OBLIGATIONS UNDER THE EXISTING CREDIT AGREEMENT OR ANY OTHER “LOAN DOCUMENT” (AS SUCH TERM IS DEFINED IN THE EXISTING CREDIT AGREEMENT) OR UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND, IN ADDITION, EACH OF THE LOAN PARTIES HEREBY:

(a)        WAIVER. WAIVES ANY AND ALL SUCH CLAIMS, COUNTERCLAIMS, CAUSES OF ACTION, OFFSETS, RIGHTS OF RECOUPMENT, DEFENSES AND DEMANDS, WHETHER KNOWN OR UNKNOWN, ARISING ON OR BEFORE THE EFFECTIVE DATE; AND

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 101

(b)       RELEASE. RELEASES AND DISCHARGES EACH OF THE AGENTS AND THE LENDERS AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, SHAREHOLDERS, AFFILIATES AND ATTORNEYS (COLLECTIVELY THE “RELEASED PARTIES”) FROM ANY AND ALL OBLIGATIONS, INDEBTEDNESS, LIABILITIES, CLAIMS, COUNTERCLAIMS, CAUSES OF ACTION, OFFSETS, RIGHTS OF RECOUPMENT, DEFENSES AND DEMANDS WHATSOEVER, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, IN LAW OR EQUITY, WHICH SUCH LOAN PARTY EVER HAD, NOW HAS, CLAIMS TO HAVE OR MAY HAVE AGAINST ANY RELEASED PARTY ARISING ON OR BEFORE THE EFFECTIVE DATE AND FROM OR IN CONNECTION WITH OR RELATING TO THE EXISTING CREDIT AGREEMENT OR ANY OTHER “LOAN DOCUMENT” (AS SUCH TERM IS DEFINED IN THE EXISTING CREDIT AGREEMENT) OR UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY OR HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BEAL BANK, as Administrative Agent, Collateral Agent and an Initial Lender

By:
Name:
Title:

BEAL BANK NEVADA, as an Initial Lender

By:
Name:
Title:

TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P., as Borrower

By:	Trump Entertainment Resorts, Inc.
Title:	General Partner

By:
Name:
Title:

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 102

TRUMP MARINA ASSOCIATES, LLC;

TRUMP PLAZA ASSOCIATES, LLC;

TRUMP TAJ MAHAL ASSOCIATES, LLC;

TRUMP ENTERTAINMENT RESORTS DEVELOPMENT COMPANY, LLC;

each as a Subsidiary Guarantor

By:	Trump Entertainment Resorts Holdings, L.P.,
Title:	Sole Member
By:	Trump Entertainment Resorts, Inc.,
Title:	General Partner

By:
Name:
Title:

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 103

TRUMP ENTERTAINMENT RESORTS FUNDING, INC., as a Subsidiary Guarantor

By:
Name:
Title:

KEYSTONE REDEVELOPMENT

PARTNERS, LLC, as a Subsidiary Guarantor

By:
Name:
Title:

TER KEYSTONE DEVELOPMENT, LLC, as a Subsidiary Guarantor

By:
Name:
Title:

TER DEVELOPMENT CO., LLC, as a Subsidiary Guarantor

By:	.
Name:
Title:

TER MANAGEMENT CO., LLC, as a Subsidiary Guarantor

By:
Name:
Title:

AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF _______, 2009,

AMONG TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P. ET AL. - Page 104

EXHIBIT B

PLAN OF REORGANIZATION